Exhibit 99.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between:

Jazz Pharmaceuticals plc,

a public limited liability corporation organized under the laws of Ireland;

and

Axsome Therapeutics, Inc.,

a Delaware corporation.

____________________________

Dated as of March 25, 2022

2

Page

SECTION 1. Sale and Purchase of Specified Initial Assets.	1
1.1 Sale and Purchase of Specified Initial Assets	1
1.2 Excluded Assets	3
1.3 Initial Purchase Price	4
1.4 Excluded Liabilities	4
1.5 Initial Ancillary Agreements	5
1.6 Initial Closing	5
1.7 Purchaser Guarantee	5
SECTION 2. Sale and Purchase of Specified Ex-U.S ASSETS	6
2.1 Sale and Purchase of Specified Ex-U.S. Assets	6
2.2 Ex-U.S. Purchase Price	7
2.3 Additional Ancillary Agreements	7
2.4 Final Closing	7
2.5 Later Discovered Contracts	8
SECTION 3. Tax Matters; Allocation of Final Purchase Price.	8
3.1 Sales and Transfer Taxes	8
3.2 Allocation of Final Purchase Price; Allocation of Taxes	9
SECTION 4. Representations and Warranties of Seller.	10
4.1 Organization	10
4.2 Title to Assets	10
4.3 Intellectual Property	10
4.4 Specified Contracts	13
4.5 Compliance with Legal Requirements	13
4.6 Regulatory Matters	14
4.7 Employee Matters	15
4.8 Financials; Certain Liabilities	15
4.9 Legal Proceedings	16
4.10 Non-Contravention; Consents	16
4.11 Authority; Binding Nature of Agreement	16
4.12 Taxes	16
4.13 Brokers	17

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(continued)

Page

SECTION 5. Representations and Warranties of Purchaser.	17
5.1 Organization	17
5.2 Authority; Binding Nature of Agreement	17
5.3 Non-Contravention; Consents	18
5.4 Cash Consideration	18
5.5 Solvency	18
5.6 Legal Proceedings	19
5.7 Brokers	19
SECTION 6. Covenants.	19
6.1 Access	19
6.2 Conduct of Business	20
6.3 Preparation of Financials	21
6.4 U.S. Employment Matters	22
6.5 EU Employment Matters	23
6.6 Limitation on Soliciting Specified U.S. Employees	23
6.7 Filings, Consents and Regulatory Approvals	23
6.8 Books and Records	25
6.9 Control of the Business	26
6.10 Accounts Receivable	26
6.11 Confidentiality	26
6.12 Closing Effort Covenants	27
6.13 National Drug Code	28
6.14 Rebates, Chargebacks and Returns	28
6.15 Government Price Calculations and Submission	29
6.16 Government Contracts	30
6.17 Alternative to Pharmacy Claim Payment Date	32
6.18 Royalty Payments	33
SECTION 7. Conditions to the Initial Closing.	35
7.1 Conditions Precedent to Obligation of Purchaser and Seller to Close at the Initial Closing.	35

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(continued)

Page

7.2 Conditions Precedent to Purchaser’s Obligation to Close at the Initial Closing.	35
7.3 Conditions Precedent to Seller’s Obligation to Close at the Initial Closing.	36
SECTION 8. Conditions to the Final Closing.	37
8.1 Conditions Precedent to Obligation of Purchaser and Seller to Close at the Final Closing.	37
8.2 Conditions Precedent to Purchaser’s Obligation to Close at the Final Closing.	37
8.3 Conditions Precedent to Seller’s Obligation to Close at the Final Closing.	38
SECTION 9. Termination.	39
9.1 Right to Terminate Agreement	39
9.2 Termination Procedures	39
9.3 Effect of Termination	39
SECTION 10. Indemnification.	40
10.1 Survival of Representations	40
10.2 Indemnity by Seller	40
10.3 Indemnity by Purchaser	40
10.4 Limitation on Indemnification	41
10.5 Indemnification Procedures.	41
10.6 Subrogation	43
10.7 Tax Treatment of Indemnity Payments	44
10.8 Mitigation of Damages	44
SECTION 11. Miscellaneous.	44
11.1 Time of Essence	44
11.2 AS IS	44
11.3 No Other Representations	44
11.4 Governing Law	45
11.5 Venue and Jurisdiction	45
11.6 WAIVER OF JURY TRIAL	45
11.7 Arbitration.	45
11.8 Notices	47
11.9 Public Announcements	48

-iii-

(continued)

Page

11.10 Assignment	48
11.11 Parties in Interest	48
11.12 Severability	48
11.13 Entire Agreement	49
11.14 Waiver	49
11.15 Amendments	49
11.16 Counterparts	49
11.17 Interpretation of Agreement.	49
11.18 Further Assurances	49
11.19 Disclosure Schedule	50

-iv-

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A	Certain Definitions
Exhibit B-1	Form of Assumption Agreement (Initial Closing)
Exhibit B-2	Form of Assumption Agreement (Final Closing)
Exhibit C-1	Form of Bill of Sale (Initial Closing)
Exhibit C-2	Form of Bill of Sale (Final Closing)
Exhibit D-1	Forms of Patent and Trademark Assignment Agreements (Initial Closing)
Exhibit D-2	Forms of Patent and Trademark Assignment Agreements (Final Closing)
Exhibit E-1	Form of Transition Services Agreement (US)
Exhibit E-2	Form of Transition Services Agreement (EU)
Exhibit F	Form of Safety Data Exchange Agreement
Exhibit G	Form of SK Sublicense Agreement

Schedule 1.1	Specified Product
Schedule 1.1(b)	Specified Initial Contracts
Schedule 1.1(d)	Specified Initial Authorizations
Schedule 1.2	Certain Excluded Assets
Schedule 2.1(a)	Specified Ex-U.S. Contracts
Schedule 2.1(c)	Specified Ex-U.S. Authorizations
Schedule 3.2(a)	Allocation of Final Purchase Price
Schedule 6.4	Specified U.S. Employees, Specified U.S. Employees Hire Date, Base Salary and Target Bonus, Reimbursement Amounts
Schedule 6.14(b)	Payor Contracts

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is being entered into as of March 25, 2022, by and between Jazz Pharmaceuticals plc, a public limited liability corporation organized under the laws of Ireland (“Seller”), and Axsome Therapeutics, Inc., a Delaware corporation (“Purchaser”). Seller and Purchaser are referred to collectively in this Agreement as the “Parties.” Certain other capitalized terms used in this Agreement are defined in Exhibit A.

Recital

The Parties wish to provide for the purchase by Purchaser of certain assets from Seller and the Specified Affiliates, and to provide for certain related transactions, on the terms and subject to the conditions and other provisions set forth in this Agreement and in the Ancillary Agreements.

The transactions contemplated by this Agreement will occur in two separate closings: an Initial Closing, in which Seller and the Specified Affiliates will transfer to Purchaser the Specified Initial Assets and Purchaser will assume certain liabilities of Seller and the Specified Affiliates; and a Final Closing, in which Seller and the Specified Affiliates will transfer to Purchaser the Specified Ex-U.S. Assets and Purchaser will assume certain additional liabilities of Seller and the Specified Affiliates.

Agreement

The Parties, intending to be legally bound, agree as follows:

SECTION 1. Sale and Purchase of Specified Initial Assets.

1.1 Sale and Purchase of Specified Initial Assets. On the terms and subject to the conditions and other provisions set forth in this Agreement, at the Initial Closing, Seller will (or Seller will cause the Specified Affiliates to) sell, convey, transfer, assign and deliver to Purchaser and Purchaser will purchase from Seller, free and clear of all Liens except for Permitted Liens, all right, title and interest of Seller and its Affiliates as of the Initial Closing in and to all of the following assets to the extent related exclusively to the products set forth in Schedule 1.1 (the “Specified Product”) and subject to Section 1.2 (collectively, and together with the Specified Inventory, the “Specified Initial Assets”):

(a) the Specified U.S. IP Rights, including the Patent Rights and registered Trademark Rights and domain names set forth in Part 4.3(b)(i) of the Disclosure Schedule and the associated goodwill;

(b) all rights of Seller and its Specified Affiliates as of the Initial Closing Date under the contracts set forth in Schedule 1.1(b), (the “Specified Initial Contracts”), including any purchase orders issued under Specified Initial Contracts;

(c) all Patent Files (except for Patent Files for the Specified Ex-U.S. IP Rights);

(d) the new drug applications under 21 USC Sections 355 and 505(b) for the Specified Product and all supplements thereto, and all marketing and governmental reimbursement Authorizations for the Specified Product in the U.S. Territory, in each case to the extent transferable to Purchaser, as set forth in Schedule 1.1(d) (the “Specified Initial Authorizations”);

(e) all clinical and pre-clinical data and other data for the Specified Product owned by Seller or a Specified Affiliate and referenced in the Specified Initial Authorizations or any investigation new drug application for the Specified Product in the U.S. Territory;

(f) the safety data base for the Specified Product (provided that the Purchaser shall be responsible for obtaining any license/subscription for any third party software or cloud service used to store data in the safety data base);

(g) all claims of Seller and its Specified Affiliates against third parties relating exclusively to the Specified Initial Assets (other than claims, counterclaims, defenses, causes of action, rights of recovery, rights of set-off and rights of subrogation against any third parties relating to Excluded Assets or Excluded Liabilities);

(h) labeling, informational letters, sales training materials, trade show materials, advertising, marketing, sales, artwork and promotional materials (including television and other media content), in each case that are currently in use and in the physical possession of or under the control of Seller and its Specified Affiliates as of the Initial Closing Date and only to the extent related exclusively to the promotion or sale of the Specified Product in the U.S. Territory;

(i) all medical affairs collateral (but excluding any email communications) that is reasonably available to and in the physical possession of or under the control of Seller as of the Initial Closing Date and only to the extent related exclusively to the Specified Product in the U.S. Territory; and

(j) (i) books, records, files, documentation relating exclusively to the Specified Product in the U.S. Territory and (ii) marketing plans; target lists; and correspondence with and any reports submitted by Seller or its Specified Affiliates to any Governmental Entity to the extent relating exclusively to the Specified Product in the U.S. Territory, to the extent Seller or its Specified Affiliates normally retains such correspondence and reports in the ordinary course of its regulatory activities; in each case that are in the physical possession of or under the control of Seller and its Specified Affiliates as of the Initial Closing Date and to the extent related exclusively to the Specified Product (the items identified in clause “(ii)” are referred to as “Mingled Books and Records” and together with the items identified in clause “(i)” the “Specified Books and Records”); provided that the Specified Books and Records shall be deemed not to include any books, records or other items (i) that are subject to restrictions on transfer pursuant to applicable Legal Requirements (including the Health Insurance Portability and Accountability Act of 1996) or with respect to which transfer would require any Authorization under applicable Legal Requirements; (ii) relating to performance ratings or assessments of employees of Seller or its Specified Affiliates (other than the Specified U.S. Employees); or (iii) such books, records or other items with respect to which it is not reasonably practicable to identify and extract the portion thereof exclusively related to the Specified Product from the portions thereof that relate to businesses of Seller or its Specified Affiliates other than the Specified Product (it being understood that Seller may retain a copy of such Mingled Books and Records).

To the extent permitted by applicable Legal Requirements, title to the Specified Initial Assets which are capable of passing by delivery shall pass by delivery at the Initial Closing.

1.1.1 Sale and Purchase of Specified Inventory. On the terms and subject to the conditions and other provisions set forth in this Agreement, Seller agrees to (or Seller will cause the Specified Affiliates to) sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase from Seller, free and clear of all Liens except for Permitted Liens, all right, title and interest of Seller and its Affiliates as of the Initial Closing in and to all of the packaging materials, finished product inventories and product samples, work-in-process inventories, active pharmaceutical ingredients and other raw materials of or for the Specified Product in the U.S. Territory, in each case as of the Initial Closing Date (collectively, the “Specified Inventory”). To the extent permitted by applicable Legal Requirements, title to the Specified Inventory which are capable of passing by delivery shall pass by delivery at the Initial Closing.

1.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or, as applicable, Section 2.1, Seller will not be required to (and will not be required to cause the Specified Affiliates to) sell or transfer to Purchaser, and the Specified Assets will not be deemed to include, any of the following or any right or interest in or to any of the following (collectively, the “Excluded Assets”):

(a) subject to Section 11.18, any Specified Initial Contract (and, after the Final Closing, any Specified Ex-U.S. Contract) if (i) a Consent is required to be obtained from any Person in order to permit the sale or transfer to Purchaser of the rights of Seller or any Affiliate of Seller under such Specified Initial Contract (and, after the Final Closing, any Specified Ex-U.S. Contract); and (ii) such Consent has not been obtained;

(b) any cash, cash equivalents or Accounts Receivable (including cash and Accounts Receivable relating to products sold prior to the Initial Closing in the U.S. Territory or relating to products sold prior to the Final Closing in the Ex-U.S. Territory);

(c) any Tax records of Seller (including all tax returns) relating to the Specified Assets;

(d) all rights of Seller to any refunds, or rights or claims to refunds, of Taxes, Tax deposits, Tax credits or other Tax assets attributable to a Tax payment made or other Tax-related action taken by Seller (including any refunds, or rights or claims to refunds, of Taxes, Tax deposits, Tax credits or other Tax assets for any taxable period prior to the Initial Closing Date or Final Closing Date, as applicable);

(e) automobiles, office, telecommunications, network, and information technology equipment, computers, notebooks and software or software as a service and other infrastructure assets;

(f) any prepaid fees payable to the FDA, the EMA, the MHRA or other Governmental Entities in with respect to the Specified Product (with Purchaser reimbursing Seller at (i) the Initial Closing for any prepaid fees relating to the Specified Initial Assets for any period after the Initial Closing or (ii) the Final Closing for any prepaid fees relating to the Specified Ex-U.S. Assets for any period after the Final Closing);

(g) any wholesale licenses, US Drug Enforcement Agency registrations or other Authorizations required for the manufacture, marketing, sale, import, export or distribution of any commercial pharmaceutical products that are controlled substances and that are not specifically related to the Specified Product;

(h) insurance policies or the right to make claims under any insurance policy, subject to Section 10 below; and

(i) any asset identified on Schedule 1.2.

1.3 Initial Purchase Price. As consideration for the sale of the Specified Initial Assets to Purchaser:

(a) No later than three (3) Business Days prior to the Initial Closing, Seller shall provide written wire instructions to Purchaser. Pursuant to the wire instructions provided to Purchaser, Purchaser will pay to Seller at the Initial Closing (without deduction or setoff of any nature) by wire transfer of immediately available funds, the sum of $50,000,000, plus $3,000,000 as payment for the Specified Inventory to be transferred to Purchaser as of the Initial Closing (the “Initial Purchase Price”);

(b) Purchaser will assume at the Initial Closing the Assumed Liabilities; and

(c) Purchaser shall make non-refundable, non-creditable royalty payments to Seller equal to (i) [***]% for any Current Indication, or (ii) [***]% for any Future Indication, of Net Sales made during the applicable Royalty Term in the U.S. Territory (“Royalty Payments”). The Royalty Payments shall be made in accordance with Section 6.18. For the avoidance of doubt, (i) there shall be no Royalty Payments on any Net Sales outside of the U.S. Territory, and (ii) the Royalty Payments shall be in addition to any and all milestone, royalty and other payments that are Assumed Liabilities.

1.4 Excluded Liabilities. The Parties acknowledge that Purchaser will not be assuming any liabilities of Seller or the Specified Affiliates other than the Assumed Initial Liabilities and, after the Final Closing Date, the Assumed Ex-U.S. Liabilities, and that Seller or the Specified Affiliates, as applicable, will remain responsible for all liabilities of Seller or the Specified Affiliates, as applicable, other than the Assumed Initial Liabilities or, after the Final Closing Date, the Assumed Ex-U.S. Liabilities (such liabilities, “Excluded Liabilities”). For the avoidance of doubt, except for Assumed Initial Liabilities, or, after the Final Closing Date, Assumed Ex-U.S. Liabilities, or as otherwise set forth in this Agreement or any Ancillary Agreement, any accounts payable, indebtedness or other actual or contingent liability incurred by Seller in connection with the Specified Initial Assets with respect to any period prior to the Initial Closing, or Specified Ex-U.S. Assets with respect to any period prior to the Final Closing, and any Severance Obligations for Specified EU Employees, shall be an Excluded Liability.

1.5 Initial Ancillary Agreements. At the Initial Closing, the Parties will enter into the following additional agreements (the “Initial Ancillary Agreements”):

(a) an Assumption Agreement substantially in the form of Exhibit B-1;

(b) a Bill of Sale substantially in the form of Exhibit C-1;

(c) Patent and Trademark Assignment Agreements substantially in the forms of Exhibit D-1;

(d) any letter of transfer or other documentation for the transfer of the marketing Authorizations for the Specified Product in the U.S. Territory;

(e) a Transition Services Agreement substantially in the form of Exhibit E-1;

(f) a Safety Data Exchange Agreement substantially in the form of Exhibit F; and

(g) the SK Sublicense.

1.6 Initial Closing. The closing of the purchase of the Specified Initial Assets by Purchaser (the “Initial Closing”) will take place electronically at a time and on a date to be agreed upon by the Parties, which will be not more than three (3) Business Days after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Initial Closing); provided that neither Party shall be required to consummate the Initial Closing prior to May 4, 2022, which date Seller or Purchaser may extend up to an additional five (5) days upon written notice to the other Party. For purposes of this Agreement, “Initial Closing Date” means the date as of which the Initial Closing actually takes place. Purchaser may assign its rights and obligations under this Agreement prior to the Initial Closing to an Affiliate of the Purchaser (the “Purchaser Designee”) pursuant to Section 11.10 hereof.

1.7 Guarantee. Upon such assignment referenced in Section 1.6 above, Purchaser hereby absolutely, unconditionally and irrevocably guarantees (the “Purchaser Payment Guarantee”) the prompt and full payment and performance of any and all obligations (including payment obligations and other covenants) of Purchaser Designee under this Agreement (the “Purchaser Obligations”). The liabilities and obligations of Purchaser under this Section 1.7 shall not be released, discharged or otherwise affected by: (a) any acceleration, extension, modification or renewal in respect of any Purchaser Obligations by operation of law or otherwise; (b) any amendment, waiver or modification of this Agreement; or (c) by any other Legal Requirement expressly applicable to guarantees. The Purchaser Payment Guarantee is a guarantee of payment and performance and not of collection, and Seller shall not be obligated to enforce or exhaust its remedies against Purchaser Designee before proceeding to enforce the Purchaser Payment Guarantee. Purchaser hereby irrevocably waives any and all rights and defenses under, and each other provision of, any applicable Legal Requirement which restricts or in any way limits the rights of any obligee against a guarantor or surety following a default or failure of payment or performance by an obligor with respect to whose obligations the guarantee or surety is provided. The Purchaser Payment Guarantee shall survive each of the Initial Closing and Final Closing and remain in effect for so long as Purchaser, Purchaser Designee or any of its Affiliates has obligations under this Agreement.

SECTION 2. Sale and Purchase of Specified Ex-U.S. Assets.

2.1 Sale and Purchase of Specified Ex-U.S. Assets. On the terms and subject to the conditions and other provisions set forth in this Agreement, at the Final Closing, Seller will (or Seller will cause the Specified Affiliates to) sell, convey, transfer, assign and deliver to Purchaser and Purchaser will purchase from Seller, free and clear of all Liens except for Permitted Liens, all right, title and interest of Seller and its Affiliates as of the Final Closing in and to all of the following assets to the extent related exclusively to the Specified Product and subject to Section 1.2 (collectively, the “Specified Ex-U.S. Assets”):

(a) the Specified Ex-U.S. IP Rights, including the Patent Rights and registered Trademark Rights and domain names set forth in Part 4.3(b)(ii) of the Disclosure Schedule and the associated goodwill;

(b) all rights of Seller and its Specified Affiliates as of the Final Closing Date under the contracts set forth in Schedule 2.1(b), including any purchase orders issued under such contracts, any clinical trial agreements entered into after the date of this Agreement in connection with Seller’s post-marketing HYPNOSA study in Spain and any other contracts approved by Purchaser (the “Specified Ex-U.S. Contracts”);

(c) the Patent Files for the Specified Ex-U.S. IP Rights;

(d) all packaging materials, finished product inventories and product samples, work-in-process inventories, active pharmaceutical ingredients and other raw materials of or for the Specified Product in the Ex-U.S. Territory, in each case as of the Final Closing Date (collectively, the “Ex-U.S. Inventory”);

(e) the marketing authorization application for the Specified Product filed with the EMA and the MHRA, and all marketing and governmental reimbursement Authorizations for the Specified Product in the Ex-U.S. Territory, in each case to the extent transferable to Purchaser, as set forth in Schedule 2.1(e) (the “Specified Ex-U.S. Authorizations”);

(f) all clinical and pre-clinical data and other data for the Specified Product owned by Seller or a Specified Affiliate and referenced in the Specified Ex-U.S. Authorizations or any investigational new drug application for the Specified Product in the Ex-U.S. Territory;

(g) all claims of Seller and its Specified Affiliates against third parties relating exclusively to the Specified Ex-U.S. Assets (other than claims, counterclaims, defenses, causes of action, rights of recovery, rights of set-off and rights of subrogation against any third parties relating to Excluded Assets or Excluded Liabilities); and

(h) labeling, informational letters, sales training materials, trade show materials, advertising, marketing, sales, artwork and promotional materials (including television and other media content), in each case that are currently in use and in the physical possession of or under the control of Seller and its Specified Affiliates as of the Final Closing Date and only to the extent related exclusively to the promotion or sale of the Specified Product in the Ex-U.S. Territory; and

(i) all medical affairs collateral (but excluding any email communications) that is reasonably available to and in the physical possession of or under the control of Seller as of the Final Closing Date and only to the extent related exclusively to the Specified Product in the Ex-U.S. Territory.

To the extent permitted by applicable Legal Requirements, title to the Specified Ex-U.S. Assets which are capable of passing by delivery shall pass by delivery at the Final Closing.

2.2 Ex-U.S. Purchase Price. As consideration for the sale of the Specified Ex-U.S. Assets to Purchaser:

(a) No later than three (3) Business Days prior to the Final Closing, Seller shall provide written wire instructions to Purchaser. Pursuant to the wire instructions provided to Purchaser, Purchaser will pay to Seller at the Final Closing (without deduction or setoff of any nature) by wire transfer of immediately available funds, the sum of $1 (the “Ex-U.S. Purchase Price”); and

(b) Purchaser will assume at the Final Closing the Assumed Ex-U.S. Liabilities.

2.3 Additional Ancillary Agreements. At the Final Closing, the Parties will enter into the following additional agreements (collectively with the Initial Ancillary Agreements, the “Ancillary Agreements”):

(a) an Assumption Agreement in the form of Exhibit B-2;

(b) a Bill of Sale substantially in the form of Exhibit C-2;

(c) Patent and Trademark Assignment Agreements substantially in the forms of Exhibit D-2;

(d) any letter of transfer or other documentation for the transfer of the marketing Authorizations in the Ex-U.S. Territory; and

(e) a Transition Services Agreement substantially in the form of Exhibit E-2.

2.4 Final Closing. The electronic closing of the purchase of the Specified Ex-U.S. Assets by Purchaser (the “Final Closing”) will take place promptly upon the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 8 (other than those conditions that by their nature are to be satisfied at the Final Closing), or at such time and on such date to be mutually agreed to in writing by the Parties but in no event later than forty-five (45) days after the Initial Closing Date, which Seller or Purchaser may extend by an additional fifteen (15) days upon prior written notice to the other Party. For purposes of this Agreement, “Final Closing Date” means the date as of which the Final Closing actually takes place.

2.5 Later Discovered Contracts. For a period of ninety (90) days following the Final Closing Date, (i) in the event that there are any contracts (other than contracts that are Excluded Assets) that are exclusively related to the Specified Product to which Seller or a Specified Affiliate was not a party but which would have been transferred to Purchaser as part of this Agreement but for the fact that such Specified Contract was not discovered until after the Final Closing Date (each, a “Later Discovered Contract”), to the extent permitted under the terms and conditions of such Later Discovered Contract and applicable Legal Requirements, Seller agrees to cooperate in assigning to Purchaser such Later Discovered Contract or the applicable rights or obligations under such Later Discovered Contract at the reasonable request of Purchaser, and (ii) in the event there are any contracts to which Seller is a party but are not Specified Contracts or relate to assets retained by Seller, Purchaser agrees to cooperate in assigning to Seller such contracts or the applicable rights or obligations under such contracts at the reasonable request of Seller.

SECTION 3. Tax Matters; Allocation of Final Purchase Price.

3.1 Sales and Transfer Taxes.

(a) Each of Seller and Purchaser shall assume liability for and shall pay fifty percent (50%) of any transfer, recordation, stamp duties, excise, license or similar fees or Taxes (collectively, “Transfer Taxes) that may become payable in connection with the sale of the Specified Assets to Purchaser, the assumption by Purchaser of the Assumed Liabilities or any of the other transactions contemplated by this Agreement. Transfer Taxes shall not include VAT which shall be dealt with in accordance with Section 3.1(b). Purchaser shall at its own expense prepare and file all related tax returns, and if required by applicable Legal Requirements, Seller shall, and shall cause its Specified Affiliates to, join in the execution of any such tax returns and other documentation; provided, however, that Seller shall only be required to join the execution of such tax returns if Seller is satisfied with the form and content of such tax returns. Seller and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, with each other as may be required to lawfully obtain any available mitigation, reduction or exemption from any applicable Transfer Taxes.

(b) To the extent that VAT is chargeable, for which Seller is liable to remit VAT to the appropriate Government Entity, then in addition to the Final Purchase Price, Purchaser shall pay upon receipt of a valid VAT invoice such VAT to Seller or where appropriate, shall pay such VAT directly to the relevant taxing authority as required. To the extent the VAT is chargeable by way of reverse charge, Purchaser shall account for such reverse charge VAT to the appropriate Government Entity.

(c) In the event an adjustment applies to an amount comprising the Final Purchase Price for which VAT is chargeable, the VAT amount shall be recalculated, invoiced and paid or repaid accordingly to reflect such adjustment. Seller or a Specified Affiliate (as the case may be) shall issue an adjustment note in accordance with local VAT requirements.

(d) Where under the terms of this Agreement one Party is liable to indemnify or reimburse another Party in respect of any costs, charges or expenses, the indemnity or reimbursement payment shall exclude an amount of VAT on the costs, charges or expenses, which would be recoverable by the reimbursed Party.

3.2 Allocation of Final Purchase Price; Allocation of Taxes.

(a) The Parties agree that consideration referred to in Sections 1.3 and 2.2 will be allocated amongst the Specified Assets and, to the extent appropriate, the Ancillary Agreements as set forth in Schedule 3.2(a) (the “Allocation”).

(b) The Allocation will be conclusive and binding upon the Parties for Tax purposes, and no Party will make any statement or declaration to any taxing authority that is inconsistent with the Allocation, except as provided below. No Party will take or permit any of its Affiliates or representatives to take any position on any tax return, with any taxing authority or in any judicial Tax proceeding that is inconsistent with the Allocation. Each Party will timely notify the other Parties, and will timely provide the other Parties with assistance, in the event of an examination, audit or other proceeding regarding the Allocation.

(c) All personal property Taxes, and similar ad valorem obligations, if any, levied with respect to (i) the Specified Initial Assets for a taxable period which includes (but does not end on) the Initial Closing Date shall be apportioned between Seller and Purchaser as of the Initial Closing Date based on the number of days of such taxable period ending on the Initial Closing Date (of which Seller shall be liable for the proportionate amount of such Taxes attributable thereto) and the number of days of such taxable period after the Initial Closing Date (of which Purchaser shall be liable for the proportionate amount of such Taxes attributable thereto) and (ii) the Specified Ex-U.S. Assets for a taxable period which includes (but does not end on) the Final Closing Date shall be apportioned between Seller and Purchaser as of the Final Closing Date based on the number of days of such taxable period ending on the Final Closing Date (of which Seller shall be liable for the proportionate amount of such Taxes attributable thereto) and the number of days of such taxable period after the Final Closing Date (of which Purchaser shall be liable for the proportionate amount of such Taxes attributable thereto).

(d) The Parties agree that under applicable Tax law in effect as of the date of this Agreement, the purchase price and any other consideration that is paid (or deemed paid) to Seller pursuant to Section 1.3 or 2.2 are not subject to deduction or withholding for any Tax. Any and all payments pursuant to this Agreement shall be made free and clear of and without any deduction or withholding for any Taxes, unless such deduction is required by applicable Tax law. To the extent that amounts are withheld or deducted for Taxes by Purchaser, such amounts shall be delivered by Purchaser, as applicable, to the appropriate taxing authority, and the sum payable by Purchaser pursuant to the terms of this Agreement shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 3.2(d)) Seller receives an amount equal to the sum it would have received had no such withholding or deduction been made. As promptly as possible after the date Purchaser delivers any applicable withholding Taxes to the appropriate taxing authority, Purchaser shall provide Seller with certified copies of Tax receipts evidencing such payment or other evidence of such payments reasonably satisfactory to Seller.

SECTION 4. Representations and Warranties of Seller.

Seller represents and warrants to Purchaser that:

4.1 Organization. Seller is a corporation duly organized and validly existing under the laws of Ireland and has all requisite corporate power and authority to conduct its business as it is now being conducted. Each Specified Affiliate is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to conduct its business as it is now being conducted.

4.2 Title to Assets. As of the Initial Closing Date, Seller and each applicable Specified Affiliate has good and valid title to the Specified Initial Assets and, as of the Final Closing Date, Seller and each applicable Specified Affiliate has good and valid title to the Specified Ex-U.S. Assets (provided, however, that Seller makes no representation or warranty as to its title to the Specified IP Rights except as set forth in Section 4.3), free and clear of any Liens, except for: (i) Liens for current Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP; (ii) Liens referred to in the Specified Contracts or Specified Ex-U.S. Contracts; (iii) minor Liens that do not detract from the value of the Specified Assets subject thereto; (iv) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (v) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements; and (vi) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens, (the items referred to in the preceding clauses “(i)” through “(vi)” are collectively referred to herein as the “Permitted Liens”).

4.3 Intellectual Property.

(a) Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

(i) “Copyrights” means all copyrights and copyrightable works (including databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, and all registrations and rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

(ii) “IP Rights” means any and all of the following in any country or region: (A) Copyrights, Patent Rights, Trademark Rights, Trade Secrets, domain names, and other intellectual property rights; and (B) the right (whether at law, in equity, by contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide.

(iii) “Patent Rights” means all invention disclosure documents, issued patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), registrations, restorations, applications for registrations and any term extension or other action by a Governmental Entity which provides rights beyond the original expiration date of any of the foregoing.

(iv) “Specified Ex-U.S. IP Rights” means all IP Rights in which Seller or its Affiliates have (or purport to have) an ownership interest and which (A) claim, cover or are embodied in, or are otherwise necessary for the sale, marketing, distribution or use of, the Specified Product outside of the U.S. Territory, or (B) are otherwise material to the marketing or sale of the Specified Product in the Ex-U.S. Territory as being conducted as of the date of this Agreement.

(v) “Specified IP Rights” means the Specified Ex-U.S. IP Rights and the Specified U.S. IP Rights.

(vi) “Specified U.S. IP Rights” means all IP Rights in which Seller or its Affiliates have (or purport to have) an ownership interest and which (A) claim, cover or are embodied in, or are otherwise necessary for the manufacture, sale, marketing, distribution or use of, the Specified Product in the U.S. Territory, or (B) are otherwise material to the manufacture, marketing or sale of the Specified Product in the U.S. Territory as being conducted as of the date of this Agreement.

(vii) “Trade Secrets” means any trade secrets, or any confidential inventions (whether patentable or unpatentable, whether or not reduced to practice, whether or not in an invention disclosure and whether or not in writing), processes, formulae, developments, discoveries, technology, compounds, probes, sequences, technical information and data, software, methods, biological materials, bioassays, clones, molecules, protocols, reagents, experiments, lab results, tests, know-how, concepts, ideas, processes, research and development information and results, customer lists, supplier lists, pricing and cost information, business and marketing plans, strategies or other confidential information or materials which in the reasonable business judgment of the owner thereof have value or confer a competitive advantage to such owner due to being not generally known or not publicly disseminated.

(viii) “Trademark Rights” means all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, service names, brand names, trade dress rights, logos, taglines and slogans, together with the goodwill associated with any of the foregoing; and including all intent to use any of the foregoing if not registered or subject to a pending application.

(b) Registered IP. Parts 4.3(b)(i) and 4.3(b)(ii) of the Disclosure Schedule set forth a true, complete and accurate list of all of the Patent Rights, all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed), and registered Copyrights owned by Seller or any Specified Affiliates and included in the Specified IP Rights or exclusively licensed to Seller or any Specified Affiliates pursuant to a Specified Contract, setting forth, as applicable, the jurisdictions in which patents have been issued and patent applications have been filed and trademarks have been registered and trademark applications have been filed, along with the current owner, the respective application, registration or filing number, and all expiration dates of such applications, registrations or filings.

(c) Inbound Licenses and Rights. The Specified Contracts include all agreements in effect as of the date of this Agreement under which any third party has licensed or sublicensed (exclusively or non-exclusively), granted or conveyed to Seller or any Specified Affiliates any right, title or interest in or to any IP Rights used as of the Initial Closing Date in the Specified Product or in connection with the manufacture and supply of the Specified Product other than “shrink wrap” or “click through” license agreements accompanying widely available computer software that have not been modified or customized for Seller or any Specified Affiliate (the “In-Licensed Rights”).

(d) Ownership. Seller or a Specified Affiliate owns the Specified IP Rights, free and clear of all Liens (other than Permitted Liens). Seller has not received written notice from any Person, including without limitation the U.S. Patent and Trademark Office or any foreign equivalent governmental administrative agency for patent matters (“Governmental Patent Authority”) challenging in writing the right, title or interest of Seller or any Specified Affiliate in, to or under any Specified IP Rights, or the validity or enforceability of any Patent Rights included in the Specified IP Rights. To the Knowledge of Seller, there is no opposition, cancellation, proceeding, objection or claim involving a third party, other than a Governmental Patent Authority, pending with regard to any Specified IP Rights. To the Knowledge of Seller, the Specified IP Rights are not subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Entity adversely affecting the use thereof by Seller or the Specified Affiliates or their rights thereto.

(e) Protection of IP Rights. Seller and the Specified Affiliates have taken reasonable measures to protect and maintain the material Specified IP Rights, including Trade Secrets included in the Specified IP Rights. All current and former officers and employees of, and consultants and independent contractors to, Seller and the Specified Affiliates who have contributed to the creation or development of any Specified IP Rights have executed and delivered to Seller or a Specified Affiliate an agreement regarding the protection of proprietary information and the assignment or license to Seller or a Specified Affiliate, as applicable, of any Specified IP Rights arising from services performed for Seller or a Specified Affiliate, by such persons.

(f) No Infringement of Third Party IP. To the Knowledge of Seller, the Specified Product being sold in the United States as of the Initial Closing Date under the brand name Sunosi does not infringe, misappropriate, or violate any valid and enforceable IP Rights of any other Person. Since January 1, 2020, neither Seller nor any Specified Affiliates has received any written charge, complaint, claim, demand, notice or other written communication from any Person alleging that it is infringing, misappropriating, or violating any IP Rights of such Person in connection with the Specified Product.

(g) No Third Party Infringement of Specified IP Rights. To the Knowledge of Seller, as of the date of this Agreement, no Specified IP Rights are being infringed or misappropriated by any third party.

(h) Royalty Obligations. Neither Seller nor any Specified Affiliate is obligated to pay to any Person any royalties, fees, commissions or other amounts for the use by Seller or any Specified Affiliate of any Specified IP Rights, other than as provided in the Specified Contracts.

(i) Effects of this Transaction. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien (other than a Permitted Lien) on, any Specified IP Rights; (ii) a breach of, default under or termination of any Specified Contract under which Seller or a Specified Affiliate receives a license under In-Licensed Rights; (iii) the release, disclosure or delivery of any Specified IP Rights by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Specified IP Rights; (v) by the terms of any Specified Contract, a reduction of payments Seller or a Specified Affiliate would otherwise be entitled to with respect to any Specified IP Rights; or (vi) by the terms of any Specified Contract under which Seller or a Specified Affiliate receives a license under In-Licensed Rights, an increase in, or the existence of, any royalty or other payments Seller or its Specified Affiliate would be required to make under such contract.

4.4 Specified Contracts.

(a) Seller has made available to Purchaser true, correct and complete copies of each of the Specified Initial Contracts set forth on Schedule 1.1(b) and each of the Specified Ex-U.S. Contracts on Schedule 2.1(b).

(b) Each Specified Contract is valid and in full force and effect as of the date of this Agreement and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy, Equity and Indemnity Exception”).

(c) Neither Seller nor any of its Affiliates is in material breach of any Specified Contract, and, to the Knowledge of Seller, no other party to any such Specified Contract is in material breach of such Specified Contract. Seller has advised SK of its intention to move to a distributor-serviced commercial model in Europe.

4.5 Compliance with Legal Requirements.

(a) Since July 8, 2019, Seller and its Affiliates have been in compliance in all material respects with all Legal Requirements relating to the Specified Product and Specified Assets. Since July 8, 2019, Seller and its Affiliates have not received any communication from any Governmental Entity or any notice, claim, request for information or complaint from any other Person alleging any failure to comply with or any liability under any Legal Requirement relating to the Specified Product or the Specified Assets, and none is pending or, to the Knowledge of Seller, threatened, or has been received by Seller or its Affiliates prior to July 8, 2019.

(b) There has not been any action, operating practice or failure to act by Seller or its Affiliates that would reasonably be expected to give rise to a liability on the part of Purchaser as a result of:

(i) the generation, handling, storage, use, presence, transportation, treatment or disposal or arranging for transportation or disposal of any Hazardous Substance by Seller in the sale of the Specified Product;

(ii) any emission, discharge or release of any Hazardous Substance into or upon the air, surface water, ground water or land in the sale of the Specified Product;

(iii) any disposal, handling, manufacturing, processing, distribution, use, treatment or transport of any Hazardous Substances in connection with the Specified Product; or

(iv) the presence of any Hazardous Substances (including asbestos, urea formaldehyde foam installation or similar substances contained in building materials) by Seller in the sale of the Specified Product.

(c) Seller holds all material Authorizations issued by or on behalf of any Governmental Entity that are required pursuant to any Environmental Laws for the conduct by Seller and its Specified Affiliates of the Specified Product and the ownership of the Specified Assets (“Environmental Permits”). Any such Environmental Permits held by Seller are currently in full force and effect. Seller and its Specified Affiliates are in compliance in all material respects with all terms and conditions of such Environmental Permits, and with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws.

(d) Seller has not, either expressly or by operation of law, assumed or undertaken, or agreed to indemnify, any liability or corrective, investigatory or remedial obligation of any other Person, relating to any Environmental Laws that would reasonably be expected to result in a liability to Purchaser as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

(e) Seller has made available to Purchaser copies of any environmental reports, audits, permits, licenses, registrations and other environmental, health or safety documents relating to the Specified Assets or Specified Product that are in Seller’s possession or control.

4.6 Regulatory Matters.

(a) The Specified Product is being or has been manufactured, tested, packaged, distributed, and sold in compliance in all respects with all applicable requirements under the Federal Food, Drug and Cosmetic Act (“FDCA”) and the regulations of the Food and Drug Administration (“FDA”) promulgated thereunder and all other applicable Legal Requirements. The Specified Authorizations are current and in full force and effect. Seller has made available to Purchaser true and complete copies of all material governmental correspondence (including copies of official notices, citations or decisions) in the files of Seller or the Specified Affiliates relating to the Specified Authorizations.

(b) Neither Seller nor any of its Affiliates has received any communication from FDA or any other Governmental Entity, including without limitation any warning letter or untitled letter or, to the Knowledge of Seller, oral communication that alleges or suggests that the Specified Product is not in compliance with any applicable requirements under the FDCA or the FDA regulations promulgated thereunder or under any other applicable Legal Requirements.

(c) To the Knowledge of Seller, there are no investigations, suits, claims, actions or proceedings against or affecting Seller or any Specified Affiliate relating to the Specified Product, including those relating to or arising under applicable Legal Requirements relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information.

(d) Seller and the Specified Affiliates are in compliance in all respects with all healthcare Legal Requirements to the extent applicable to the sale of the Specified Product, as currently conducted, including any and all applicable federal and state fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes.

4.7 Employee Matters. Seller has made available to Purchaser (except to the extent prohibited under applicable Legal Requirements) the following information with respect to the Specified U.S. Employees: (a) title; (b) salary (or rate of base pay, as applicable); (c) target bonus (or target incentive compensation, as the case may be); (d) equity awards granted in the prior twelve (12) months; and (e) a list of benefit plans in which the Specified U.S. Employees are eligible to participate.

4.8 Financials; Certain Liabilities.

(a) Part 4.8 of the Disclosure Schedule sets forth unaudited statements of net sales, royalties, cost of goods for the fiscal years ending December 31, 2020 and December 31, 2021 with respect to the Specified Product (the “Financial Information”). In each case subject to certain adjustments as set forth in Part 4.8 of the Disclosure Schedule, the Financial Information was prepared in accordance with the books and accounts of Seller and presents fairly in all material respects the net sales, royalties, cost of goods to the Specified Product based on Seller’s management reasonable assumptions as of and for the periods indicated and such information has been prepared in accordance with the principles set forth in Part 4.8 of the Disclosure Schedule and GAAP, consistently applied.

(b) As of the date of this Agreement, neither Seller nor any of its Affiliates has any liabilities relating to the Specified Product, other than (i) liabilities under or relating to the Specified Contracts; (ii) liabilities disclosed or provided for in the Financial Information; (iii) liabilities incurred in the ordinary course of business or consistent with past practices since December 31, 2021 (the “Financial Statement Date”) including liabilities under Contracts with Governmental Entities, commercial payors, pharmacy benefit management companies or other third parties relating to sales of Specified Products prior to the Initial Closing; and (iv) liabilities under applicable Legal Requirements and liabilities under Authorizations, including obligations to conduct post-marketing studies.

4.9 Legal Proceedings. As of the date of this Agreement, there is no lawsuit or other Legal Proceeding pending or, to the Knowledge of Seller, being threatened against Seller or any of its Affiliates, or in the case of any such proceedings first arising after the date of this Agreement that would reasonably be expected to result in a Specified Product Material Adverse Effect, and in each case that (a) involves the Specified Assets or the Specified Product; or (b) challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the sale of the Specified Assets or any of the transactions contemplated by this Agreement or the Ancillary Agreements.

4.10 Non-Contravention; Consents.

(a) The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party and the sale of the Specified Assets by Seller and the Specified Affiliates to Purchaser will not: (i) conflict with or result in a breach of the organizational documents of Seller or the Specified Affiliates; (ii) contravene or result in a violation or breach of any Legal Requirement applicable to the Specified Assets, any Specified Contract, or Seller or any of its Affiliates; or (iii) result in the imposition of any Lien upon any of the Specified Assets (except for the Permitted Liens). Except as set forth in Part 4.10(a) of the Disclosure Schedule, neither Seller nor any Specified Affiliate is required to obtain any Consent from any Person, under any Specified Initial Contract (or any Specified Ex-U.S. Contract, as applicable), at or prior to the Initial Closing (or the Final Closing, as applicable) in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the sale of the Specified Assets to Purchaser.

(b) Other than as set forth on Part 4.10(b) of the Disclosure Schedule or as required under any Antitrust Laws, no notice to, filing with, Authorization of, exemption by, or Consent of any Governmental Entity is required for Seller or the Specified Affiliates to transfer the Specified Assets to Purchaser and otherwise consummate the transactions contemplated hereunder.

4.11 Authority; Binding Nature of Agreement. Seller has all necessary limited company or corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party; and the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party have been duly authorized by all necessary action on the part of Seller and its board of directors. This Agreement constitutes, and, upon execution thereof, each of the Ancillary Agreements to which Seller is a party will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Bankruptcy, Equity and Indemnity Exception.

4.12 Taxes.

(a) Seller and the Specified Affiliates have paid all Taxes required to be paid by them with respect to the Specified Assets. There are no Liens with respect to Taxes upon any of the Specified Assets other than Permitted Liens.

(b) Seller and the Specified Affiliates have timely filed all tax returns that are required to be filed by them (taking into account any valid extensions of time to file) in all applicable jurisdictions, and Seller and the Specified Affiliates have paid or properly accrued all Taxes due and payable, whether or not shown or required to be shown on such tax returns. Such tax returns were true, correct and complete in all material respects and were prepared in material compliance with all applicable Legal Requirements. Neither Seller nor the Specified Affiliates are currently the beneficiaries of any extension of time within which to file any tax return other than extensions of time to file tax returns obtained in the ordinary course of business. No proposed adjustment, examination, audit or administrative or judicial proceeding or appeal is pending or threatened (orally or in writing) or involves any Tax or tax return relating to any of the Specified Assets in cases where an adverse outcome with respect to such adjustment or proceeding could result in a Lien on a Specified Asset or result in Purchaser or any of its Affiliates having any liability therefor, and none of Seller or the Specified Affiliates reasonably expects that any such assertion will be made.

(c) With respect to the Specified Assets, none of Seller or the Specified Affiliates have waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) None of Seller or the Specified Affiliates have any liability for the Taxes of any Person under applicable law as a transferee or successor, by contract or otherwise.

(e) No claim has ever been made by a Governmental Entity in a jurisdiction where Seller or the Specified Affiliates do not file tax returns with respect to the Specified Assets that Seller or the Specified Affiliates are or may be subject to Tax in or by that jurisdiction.

(f) This Section 4.12 constitutes the exclusive representations and warranties of Seller with respect to Taxes and any claim for breach of representation or warranty with respect to Taxes shall be based solely on the representations and warranties made in this Section 4.12 and shall not be based on the representations or warranties set forth in any other provision of this Agreement. No representation or warranty contained in Section 4.12 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) ending after the Initial Closing Date or Final Closing Date, as applicable.

4.13 Brokers. Except for the payment owed to Guggenheim Securities, which shall be paid by or on behalf of Seller, no broker, finder or other third party has any right to a commission or other fee as the result of action by or on behalf of Seller in connection with this Agreement or any of the transactions contemplated hereunder.

SECTION 5. Representations and Warranties of Purchaser.

Purchaser hereby represents and warrants to Seller as follows:

5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has requisite corporate power and authority to conduct its business as it is now being conducted.

5.2 Authority; Binding Nature of Agreement. Purchaser has all necessary power and authority to execute and deliver this Agreement, the Assumption Agreement and the other Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder; and the execution, delivery and performance by Purchaser of this Agreement, the Assumption Agreement and the other Ancillary Agreements to which it is a party have been duly authorized by all necessary action on the part of Purchaser and its board of directors. Purchaser has provided to Seller a copy of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement, the Assumption Agreement and the Ancillary Agreements to which it is a party. No vote of the holders of Purchaser capital stock is required to authorize the purchase by Purchaser of the Specified Assets, or any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements to which Purchaser is a party. This Agreement constitutes, and, upon execution thereof, each of the Assumption Agreement and the other Ancillary Agreements to which Purchaser is a party will constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy, Equity and Indemnity Exception.

5.3 Non-Contravention; Consents.

(a) Neither the execution, delivery or performance of this Agreement, the Assumption Agreement or any of the other Ancillary Agreements, nor the consummation of any of the transactions contemplated by this Agreement, the Assumption Agreement or any of the other Ancillary Agreements, will (a) conflict with or result in any violation of any provision of the certificate of incorporation, bylaws or other charter or organizational documents of Purchaser; (b) result in a breach or default by Purchaser under any material contract to which Purchaser is a party; (c) result in a violation of any Legal Requirement or order to which Purchaser is subject; or (d) result in the creation of a Lien on any material asset of Purchaser (except for Permitted Liens). Purchaser is not and will not be required to obtain any Consent from any Person in connection with the execution, delivery or performance of this Agreement, the Assumption Agreement or any of the other Ancillary Agreements or the consummation of any of the transactions contemplated by this Agreement or thereby.

(b) Except as required under any Antitrust Laws, no material notice to, filing with, Authorization of, exemption by, or Consent of any Governmental Entity is required for Purchaser to acquire the Specified Assets from Seller or the Specified Affiliates and to otherwise consummate the transactions contemplated hereunder.

5.4 Cash Consideration. Purchaser currently has available, and at the Initial Closing Date and Final Closing Date will continue to have available, sufficient cash to enable it to pay the Final Purchase Price and perform its obligations under this Agreement and all Ancillary Agreements to which it is a party.

5.5 Solvency. Immediately after giving effect to the transactions contemplated hereunder, Purchaser shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated hereunder, Purchaser shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser.

5.6 Legal Proceedings. There is no lawsuit or other Legal Proceeding pending or, to Purchaser’s knowledge, being threatened against Purchaser as of the date of this Agreement that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the purchase of the Specified Assets or any of the transactions contemplated by this Agreement or the Ancillary Agreements.

5.7 Brokers. No broker, finder or other third party has any right to a commission or other fee as the result of action by or on behalf of Purchaser in connection with this Agreement or any of the transactions contemplated hereunder.

SECTION 6. Covenants.

6.1 Access.

(a) Subject to the provisions of the Confidentiality Agreement and to applicable Legal Requirements (including any restrictions on information exchange or pre-merger coordination under applicable Antitrust Laws), during the period from the date of this Agreement through the Initial Closing Date (the “Pre-Closing Period”), Seller will, after receiving reasonable advance written notice from Purchaser, give Purchaser reasonable access (during normal business hours) to Seller’s and the Specified Affiliates’ personnel, books and records relating exclusively to the Specified Assets and the Specified Product (excluding, except as set forth in Section 6.1(c), any information regarding the Specified Employees), and will provide Purchaser with such access to personnel and such information regarding the Specified Assets and the Specified Product and any other matters germane to the subject matter of this Agreement and the Ancillary Agreements (excluding, except as set forth in Section 6.1(c), any information regarding the Specified Employees) as Purchaser may reasonably request for the sole purposes of enabling Purchaser to verify the accuracy of the representations and warranties set forth in Section 2 with respect to circumstances occurring following the date of this Agreement or assisting with transition planning; provided that all requests for access to any such personnel shall be directed to such Person(s) as Seller may designate in writing from time to time (collectively, the “Designated Contacts”) and all access to personnel will be done under the supervision of Seller. With respect to any matters relating to this Agreement, other than the Designated Contacts, Purchaser is not authorized to and shall not (and shall cause its employees, agents, advisors, counsel, representatives and Affiliates not to) contact any officer, director, employee, partner, customer, vendor, distributor, supplier, lessor or other material business relation of Seller prior to the Initial Closing without the express prior written consent of Seller.

(b) Subject to the provisions of the Confidentiality Agreement and to applicable Legal Requirements (including any restrictions on information exchange or pre-merger coordination under applicable Antitrust Laws), during the period from the Initial Closing Date through the Final Closing Date (the “Interim Closing Period”), Seller will, after receiving reasonable advance notice from Purchaser, give Purchaser reasonable access (during normal business hours) to Seller’s and the Specified Affiliates’ books and records relating exclusively to the Specified Ex-U.S. Assets (excluding, except as set forth in Section 6.1(c), any information regarding the Specified Employees), and will provide Purchaser with such information regarding the Specified Ex-U.S. Assets and any other matters germane to the subject matter of this Agreement and the Ancillary Agreements (excluding, except as set forth in Section 6.1(c), any information regarding the Specified Employees) as Purchaser may reasonably request for the sole purposes of enabling Purchaser to verify the accuracy of the representations and warranties set forth in Section 2 with respect to the Specified Ex-U.S. Assets with respect to circumstances occurring following the date of this Agreement or assisting with transition planning.

(c) Except as provided in Sections 6.4 and 6.5, Purchaser will not (without Seller’s approval) contact or otherwise communicate with any of the Specified U.S. Employees; and provided further that any such access shall be conducted under the supervision of appropriate personnel of Seller and its Affiliates and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby in accordance with the terms hereof and not to interfere with the normal operation of the business of Seller and its Affiliates. To the extent reasonably requested by Purchaser, Seller will arrange to permit Purchaser to conduct interviews of any of the Specified U.S. Employees during the Pre-Closing Period or the Interim Closing Period. At the request of Purchaser, during the Pre-Closing Period or the Interim Closing Period, Seller will provide to Purchaser the following information with respect to the Specified U.S. Employees (and solely such information): compensation and benefits data and sales performance rankings.

(d) The access and information provided in accordance with this Section 6.1 shall not in any way diminish or otherwise affect any of the representations or warranties of Seller hereunder or Purchaser’s right to indemnification pursuant to Section 10 in respect of any breach thereof. Nothing herein shall require Seller or its Affiliates to disclose any information to Purchaser if such disclosure would, in Seller’s reasonable discretion (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which Seller or its Affiliates are a party).

6.2 Conduct of Business.

(a) Except: (i) as contemplated or permitted by this Agreement; (ii) as contemplated by any of the Ancillary Agreements; (iii) as may be necessary to carry out any of the transactions contemplated by this Agreement or the Ancillary Agreements; (iv) as may be necessary to facilitate compliance with any Legal Requirement, the requirements of any Specified Contract or to comply with or implement COVID-19 Measures or (v) as approved by Purchaser, during the Pre-Closing Period (such approval not to be unreasonably withheld, conditioned or delayed):

(i) Seller will (and will cause its Specified Affiliates to) (A) use commercially reasonable efforts to conduct the operations regarding the sale and promotion of the Specified Product in the ordinary course, to the extent such operations relate to the Specified Assets; and (B) use commercially reasonable efforts to preserve the Specified Product and its goodwill, maintain good relations with the Specified U.S. Employees and the parties to the Specified Contracts; and

(ii) Seller will not (and, as applicable, will cause its Specified Affiliates not to) (A) license or dispose of any material Specified Assets except in the ordinary course of business; (B) prematurely terminate or materially amend, grant a sublicense under or assign any of the Specified Contracts; (C) make any material changes to the compensation or benefits provided by Seller to the Specified U.S. Employees; (D) enter into any new agreement outside of the ordinary course of business or any purchase order in excess of $[***], in each case, that would be assigned or transferred to the Purchaser or that would be considered a Specified Contract; or (E) enter into any employment, bonus or severance agreement with any of the Specified U.S. Employees.

(b) Except: (i) as contemplated or permitted by this Agreement; (ii) as contemplated by any of the Ancillary Agreements; (iii) as may be necessary to carry out any of the transactions contemplated by this Agreement or the Ancillary Agreements; (iv) as may be necessary to facilitate compliance with any Legal Requirement, the requirements of any Specified Ex-U.S. Contract or to comply with or implement COVID-19 Measures or (v) as approved by Purchaser, during the Pre-Closing Period and Interim Closing Period (such approval not to be unreasonably withheld, conditioned or delayed):

(i) Seller will (and will cause its Specified Affiliates to) (A) continue to distribute the Specified Product in the Ex-U.S. Territory without, for the avoidance of doubt, any obligation to engage in marketing or promotional activities; and (B) use commercially reasonable efforts to maintain good relations with the parties to the Specified Ex-U.S. Contracts; and

(ii) Seller will not (and, as applicable, will cause its Specified Affiliates not to) (A) license or dispose of any material Specified Ex-U.S. Assets except in the ordinary course of business; (B) prematurely terminate or materially amend, grant a sublicense under or assign any of the Specified Ex-U.S. Contracts; or (C) enter into any new agreement outside of the ordinary course of business that would be assigned or transferred to the Purchaser at the Final Closing or that would be considered a Specified Ex-U.S. Contract.

(c) If Seller requests Purchaser’s approval of a proposed action that would result in a breach by Seller of this Section 6.2, Purchaser will respond promptly to Seller’s request and will not unreasonably withhold or delay its approval of the proposed action.

Notwithstanding anything to the contrary, nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Seller or any of its Affiliates or obtain consents from Purchaser in violation of the Antitrust Laws, prior to the Initial Closing. Prior to the Initial Closing, the Seller and each of its Affiliates shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations. Purchaser acknowledges that Purchaser has indicated that it does not want to acquire a commercial infrastructure in the Ex-U.S. Territory and that Seller will terminate its promotional and marketing activities in Europe (but not its distribution agreements) promptly following the Initial Closing in anticipation of Purchaser’s appointment of a full service distributor for the European Nation Group and Seller (or, if applicable, the Seller Affiliates) may reassign or terminate the employment of certain of its employees working in the Specified Business during the Interim Closing Period. As a result, Seller may not maintain the same level of sales in the Ex-U.S. Territory as were achieved prior to the Initial Closing.

6.3 Preparation of Financials. At or prior to the Initial Closing Date, Seller shall provide to Purchaser audited abbreviated financial statements for the Specified Business in the form required by Rule 3-05 of Regulation S-X of the Securities Act for the two (2) fiscal years ended prior to the Initial Closing Date (the “Abbreviated Financial Statements”). Purchaser will be responsible for one hundred (100%) percent of all reasonable documented third-party costs and expenses incurred by Seller or its Affiliates in connection with compliance with this Section 6.3, including all audit fees, consents, and any other fees, costs and expenses associated with amendments and/or revisions required to support Purchaser’s U.S. Securities and Exchange Commission disclosure obligations.

6.4 U.S. Employment Matters.

(a) Prior to the Initial Closing, on a date mutually agreed by the Parties, Purchaser will extend to each Specified U.S. Employee an individualized written offer of employment that, if accepted, would contemplate that such Specified U.S. Employee would commence his or her employment with Purchaser on the day after the Initial Closing Date such that such Specified U.S. Employee would not incur any lapse in pay. Pursuant to such offer of employment, for a period of at least twelve (12) months following the Initial Closing, each Specified U.S. Employee will be provided with: (i) base salary (or rate of base pay, as applicable) and target incentive compensation (or target bonus opportunity, as applicable), in each case no less favorable than those provided to such Specified U.S. Employee immediately prior to Initial Closing; and (ii) other compensation and benefit plans, programs, policies, perquisites and arrangements that in the aggregate are substantially comparable to the other compensation and benefit plans, programs, policies, perquisites and arrangements of the Purchaser’s similarly situated employees; (such offer, a “Comparable Offer”). Any such Comparable Offer shall be conditioned on such Specified U.S. Employee remaining employed by Seller or an Affiliate of Seller through the Initial Closing Date.

(b) To the extent that Purchaser bases benefit eligibility, equity award amounts, level of benefits or accrual rates under any of its employee compensation and benefit plans, programs, policies, perquisites and arrangements on period of employment, Specified U.S. Employees will receive credit for such employees’ period of employment with Seller, any Affiliate of Seller or any predecessor of Seller or any of its Affiliates (as set forth in Schedule 6.4) for such purposes under such plans, programs, policies, perquisites and arrangements. Purchaser will not impose non-standard vesting schedules on any equity-based compensation offered to the Specified U.S. Employees.

(c) Effective as of the day after the Initial Closing Date, Purchaser will hire each Specified U.S. Employee who remains employed by Seller or an Affiliate of Seller as of the Initial Closing Date and who accepts the Comparable Offer extended to such Specified U.S. Employee by Purchaser and any employee of the Specified Business whose employment automatically transfers to Purchaser. Purchaser shall comply with all applicable provisions of all applicable Legal Requirements in connection with the hiring and retention of the Specified U.S. Employees.

(d) For each Specified U.S. Employee who begins employment with Purchaser and who is eligible for quarterly incentive compensation bonuses pursuant to Seller’s incentive compensation plans, Seller shall pay: [***].

(e) In the event that: (i) Purchaser does not make a Comparable Offer to a Specified U.S. Employee; or (ii) for any reason (other than such Specified U.S. Employee not remaining an employee of Seller or an Affiliate of Seller through the Initial Closing Date or committing an act before the Initial Closing Date that constitutes Cause for termination) Purchaser does not hire a Specified U.S. Employee who accepts a Comparable Offer and, in each case, such Specified U.S. Employee’s employment with Seller or an Affiliate of Seller terminates on or about the Initial Closing Date, Purchaser shall reimburse Seller for [***].

(f) No Person (other than the Parties to this Agreement), including any current or former employees of Seller or Specified Affiliate or Purchaser, shall be entitled to assert any claim based on any provisions of Schedule 6.4 against any Party to this Agreement or their Affiliates, and no provision of this Agreement shall constitute an amendment to any employee benefit plan, program, policy, agreement or arrangement maintained or sponsored by Seller, Purchaser or their respective Affiliates. No provision of this Agreement shall create any third-party beneficiary rights in any current or former employee of Seller or any Specified Affiliate in respect of continued employment or resumed employment or any other matter.

6.5 EU Employment Matters. Except as reasonably required to satisfy its obligations pursuant to the Transition Services Agreement, Seller or its applicable Affiliate shall either redeploy or terminate the employment of each of the Specified EU Employees, and Seller shall be responsible for any Severance Obligations for such Specified EU Employees.

6.6 Limitation on Soliciting Specified U.S. Employees. During the twelve (12) month period commencing on the Initial Closing Date, Seller shall not (and Seller shall ensure that its Affiliates do not) directly or indirectly, encourage, induce, attempt to induce, solicit or attempt to solicit any Specified U.S. Employee who accepted an offer from Purchaser to leave his or her employment, consulting or independent contractor relationship with Purchaser or any Affiliate of Purchaser; provided, however, that Seller and its Affiliates may, without violating this Section 6.6, place a general advertisement or general employment solicitation that is not intended to target the Specified U.S. Employees and hire any Specified U.S. Employee who responds to such advertisement or general employment solicitation or to hire any former employees of Purchaser.

6.7 Filings, Consents and Regulatory Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, or proper under the HSR Act or any other applicable Antitrust Law to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, Consents, clearances, decisions, declarations and, expirations or terminations of waiting periods from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such Consent, decision, declaration or clearance, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Entity in connection with the HSR Act or any other applicable Antitrust Law, (ii) the obtaining of all necessary Authorizations from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) The Parties agree to use their respective reasonable best efforts to promptly take, and cause their Affiliates to take, all reasonable actions and steps to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as may be raised by the U.S. Federal Trade Commission (the “FTC”) or the U.S. Department of Justice (the “DOJ”), or other Governmental Entities of any other jurisdiction for which Authorizations, clearances and expirations or terminations of waiting periods are sought with respect to the transactions contemplated by this Agreement, so as to obtain such Authorizations, clearances or termination of the waiting period under the HSR Act or other applicable Antitrust Laws as promptly as practicable. Nothing in this Agreement, including this Section 6.7, obligates Purchaser or any of its Subsidiaries or Affiliates (i) to negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of Seller, Purchaser or any of their respective Subsidiaries or Affiliates, (ii) to terminate or modify existing relationships, contractual rights or obligations of Seller, Purchaser or any of their respective Subsidiaries or Affiliates, (iii) to terminate or modify any venture or other arrangement, (iv) to create any relationship, contractual rights or obligations of Seller, Purchaser or any of their respective Subsidiaries or Affiliates, (v) to effectuate any other change or restructuring of Seller, Purchaser or any of their respective Subsidiaries or Affiliates, or (vi) otherwise to take or commit to taking any actions with respect to the businesses, product lines or assets of Seller, Purchaser or any of their respective Subsidiaries or Affiliates. Seller shall only be required to take or commit to taking any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on Seller only in the event the Initial Closing occurs.

(c) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than five (5) Business Days after the date hereof, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the transactions contemplated by this Agreement; and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other Consents required to be made with, or obtained from, any other Governmental Entity in connection with the transactions contemplated by this Agreement.

(d) Without limiting the generality of anything contained in this Section 6.7, during the period from the date of this Agreement through the Final Closing Date, each Party shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, excluding filings made under the HSR Act, (ii) give the other Party prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Entity or brought by a third party before any Governmental Entity, in each case, with respect to the transactions contemplated by this Agreement, (iii) keep the other Party informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Party of any communication to or from the FTC, DOJ or any other Governmental Entity in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) upon request, promptly furnish to the other Party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Entity in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than Item “4(c)” and “4(d)” “documents” as those terms are used in the rules and regulations under the HSR Act), (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and to the extent reasonably practicable, consult in advance and cooperate with the other Party and consider in good faith the views of the other Party in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding and (vii) except as may be prohibited by any Governmental Entity or by any law, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the transactions contemplated by this Agreement, each Party shall provide reasonable advance notice of and permit authorized representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding. Each Party shall respond as promptly as practicable to any request for information, documentation, other material or testimony that may be reasonably requested by any Governmental Entity. Purchaser shall pay all filing fees under the HSR Act and for any filings required under other applicable Antitrust Laws, but Seller shall bear its own costs for the preparation of any such filings. Neither Party shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act, or pull and refile under the HSR Act, or other applicable Antitrust Laws, without the prior written consent of the other Party.

(e) Purchaser shall not, before the Initial Closing, acquire or enter into any agreement to acquire, or announce any acquisition of any company, business or assets, that competes with or may compete with the Specified Product, without prior written approval of Seller. Purchaser further agrees that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction or take any other action, if the entering into an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or increase the risk of not obtaining, any Authorization, clearance or order of a Governmental Entity necessary to consummate the transactions contemplated by this Agreement, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Antitrust Law, (ii) materially increase the risk of any Governmental Entity entering, or increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement or (iii) otherwise materially delay or impede the consummation of the transactions contemplated by this Agreement.

6.8 Books and Records. From and after the Initial Closing Date, Purchaser shall preserve and retain all books and records relating to the Specified Product for the longer of (i) seven (7) years or (ii) the applicable statute of limitation, provided, that, Purchaser may destroy such books and records in accordance with its standard record retention policies and schedules. In connection therewith, from and after the Initial Closing Date, Purchaser shall make available to Seller during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting Purchaser’s business, access to such books and records relating to the Specified Product necessary to permit Seller or its Affiliates to respond to any third party subpoena, examination or audit.

6.9 Control of the Business. Purchaser will have no right to control the sale or promotion of the Specified Product (a) in the U.S. Territory prior to the Initial Closing or (b) in the Ex-U.S. Territory prior to the Final Closing, including that Purchaser will have no right or power to (i) bind or commit, or to act as an agent, employee or legal representative of Seller or the Specified Affiliates or (ii) control the activities and operations of Seller or the Specified Affiliates.

6.10 Accounts Receivable. The Parties acknowledge and agree that all Accounts Receivable outstanding on the Initial Closing Date shall remain the property of Seller or its Affiliates and shall be collected by Seller or its Affiliates subsequent to the Initial Closing. The Parties further acknowledge and agree that all Accounts Receivable arising from the sale of Specified Products in the Ex-U.S. Territory prior to the Final Closing shall remain the property of Seller or its Affiliates and shall be collected by Seller or its Affiliates subsequent to the Final Closing. In the event that, subsequent to the Initial Closing or Final Closing, as applicable, Purchaser or an Affiliate of Purchaser receives any payments from any obligor with respect to an Account Receivable, then Purchaser shall, within thirty (30) days of receipt of such payment, remit the full amount of such payment to Seller. In the event that, subsequent to the Initial Closing or Final Closing, as applicable, Seller or any of its Affiliates receive any payments from any obligor with respect to an account receivable owed by a third party to Purchaser or any of its Affiliates arising from sales of the Specified Product after the Initial Closing Date or Final Closing Date, as applicable, then Seller shall, within thirty (30) days of receipt of such payment, remit the full amount of such payment to Purchaser. In the case of the receipt by Seller of any payment from any obligor of both Seller and Purchaser, then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Seller with the excess, if any, remitted to Purchaser.

6.11 Confidentiality.

(a) The provisions of the Confidentiality Agreement are hereby ratified, confirmed and agreed to as though fully set forth herein and shall remain in effect until the Final Closing, at which point the Parties shall cause the Confidentiality Agreement to be amended and terminated to be of no further force or effect.

(b) From and after the Final Closing:

(i) all Confidential Information relating to the Specified Product, or the Purchaser (or its Affiliates or representatives), including its contractors, suppliers, vendors, distributors and similar third parties (“Purchaser Confidential Information”) shall be used by Seller or its Affiliates solely as required to (A) perform its obligations or exercise or enforce its rights under this Agreement or any Ancillary Agreement, (B) own and operate the Specified Business and Specified Ex-U.S. Assets in the Ex-U.S. Territory prior to the Final Closing or (C) comply with applicable law (each of (A), (B) and (C), a “Seller Permitted Purpose”), and for no other purpose. For a period of five (5) years after the Final Closing Date, Seller shall not disclose, or permit the disclosure of, any of the Purchaser Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with any Seller Permitted Purpose.

(ii) all Confidential Information relating to Seller (or its Affiliates or representatives), including its contractors, suppliers, vendors, distributors and similar third parties (the “Seller Confidential Information”) shall be used by Purchaser solely as required to (A) perform its obligations or exercise or enforce its rights under this Agreement or any Ancillary Agreement or as is necessary to operate the Specified Business, or (B) comply with applicable law (including in connection with any legal, regulatory, judicial or administrative process) (each of (A) and (B), a “Purchaser Permitted Purpose”), and for no other purpose. For a period of five (5) years after the Final Closing Date, Purchaser shall not disclose, or permit the disclosure of, any Seller Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with a Purchaser Permitted Purpose. Purchaser shall treat, and will cause its Affiliates and the representatives of Purchaser or any of its Affiliates to treat, the Seller Confidential Information as confidential, using the same degree of care as Purchaser normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

(iii) “Confidential Information” means (i) all information disclosed by one Party (or its representatives or Affiliates) (collectively, the “Disclosing Party”) to the other Party (or its representatives or Affiliates) (collectively, the “Receiving Party”) (A) in connection with this Agreement or any Ancillary Agreement or (B) under the Confidentiality Agreement, and (ii) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Receiving Party to the extent containing or reflecting the information in the preceding clause (A). Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by competent written documentation:

(A) was already known to the Receiving Party or its Affiliates, other than (x) under an obligation of confidentiality, at the time of disclosure by the Disclosing Party or (y) by Seller with respect to the Specified Product;

(B) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(C) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement or the Confidentiality Agreement;

(D) is subsequently disclosed to the Receiving Party by a third party without obligations of confidentiality with respect thereto; or

(E) is subsequently independently discovered or developed by the Receiving Party without the aid, application or use of Disclosing Party’s Confidential Information.

6.12 Closing Effort Covenants.

(a) Seller will use commercially reasonable efforts (i) to cause the conditions set forth in Section 7 to be satisfied on a timely basis and (ii) otherwise to cause the Initial Closing and the Final Closing to take place as soon as reasonably practicable.

(b) Purchaser will use commercially reasonable efforts (i) to cause the conditions set forth in Section 7 to be satisfied on a timely basis and (ii) otherwise to cause the Initial Closing and the Final Closing to take place as soon as reasonably practicable.

(c) As soon as reasonably practicable following the Initial Closing, Purchaser will use commercially reasonable efforts to enter into binding distribution agreements covering distribution of the Specified Product in the Ex-U.S. Territory with coverage sufficient to prevent any existing patients within the Ex-U.S. Territory from losing continuing access to the Specified Product.

6.13 National Drug Code.

(a) No later than [***] Business Days after the Initial Closing Date, Purchaser shall submit to the FDA drug listing information for the Specified Product that includes NDCs reflecting Purchaser’s labeler codes (the “Purchaser NDCs”). Purchaser shall notify Seller promptly after submission thereof, including a copy of the forms submitted to the FDA.

(b) Subject to the remainder of this Section 6.13, Specified Inventory (the “Transition Inventory”) may bear Seller’s or its Affiliate’s applicable NDC. Purchaser shall use commercially reasonable efforts to apply the Purchaser NDCs to all inventory of Specified Product packaged after the submission under Section 6.13; provided that, in any event, Purchaser shall not distribute any inventory with Seller’s NDC in the U.S. Territory after [***] days following the Initial Closing Date; and provided further, that, in any event, Purchaser shall not distribute any inventory with Seller’s NDC in the Ex-U.S. Territory after [***] days following the Final Closing Date. For the avoidance of doubt, nothing in this Section 6.13(b) shall prohibit Purchaser from distributing existing sample stock until exhausted.

6.14 Rebates, Chargebacks and Returns.

(a) The cost of Rebates, Chargebacks and Returns in the U.S. Territory shall be borne by the Parties as follows:

(i) Seller or its Affiliates shall bear the cost of Rebates for Specified Product bearing Seller’s or its Affiliate’s NDC in respect of which the Pharmacy Claim Payment Date falls before the [***] ([***]) day after the Initial Closing Date (the “Rebate Period”). Purchaser shall bear the cost of Rebates for Specified Products bearing Seller’s or its Affiliate’s NDC that have a Pharmacy Claim Payment Date after the last date of the Rebate Period and the cost of Rebates for Specified Product bearing Purchaser’s or its Affiliate’s NDC. Seller or its Affiliates shall bear the cost of Chargebacks for Specified Product bearing Seller’s or its Affiliate’s NDC that are sold by a wholesaler or distributor to an end purchaser customer before the [***] ([***]) day after the Initial Closing Date (the “Chargeback Period”). Purchaser shall bear the cost of Chargebacks for Specified Products bearing Seller’s or its Affiliate’s NDC that are sold by a wholesaler or distributor to an end purchaser after the last date of the Chargeback Period and the cost of Chargebacks for Specified Product bearing Purchaser’s or its Affiliate’s NDC. Seller or its

Affiliates shall bear the cost of Returns for Specified Product bearing Seller’s or its Affiliate’s NDC that are returned before the [***] ([***]) day after the Initial Closing Date (the “Return Period”). Purchaser shall bear the cost of Returns for Specified Products bearing Seller’s or its Affiliate’s NDC that were returned after the last date of the Return Period and the cost of Return for Specified Products bearing Purchaser’s or its Affiliate’s NDC. Purchaser acknowledges that the samples of Specified Product are non-returnable and have a value of $0.

(ii) For all Specified Product bearing Seller’s or its Affiliate’s NDC, Seller and its Affiliates shall remain responsible for processing (a) Chargebacks during the Chargeback Period, (b) Rebates during the Rebate Period and (c) Returns during the Return Period. For all Rebates, Chargebacks and Returns processed by Seller under this Section 6.14 that are Purchaser’s financial responsibility pursuant to this Agreement, Seller shall invoice Purchaser on a monthly basis for Chargebacks and Returns and on a quarterly basis for Rebates. Purchaser shall pay each such invoice within thirty (30) days of invoice date. For all Rebates, Chargebacks and Returns processed by Purchaser that are Seller’s financial responsibility pursuant to this Agreement, Purchaser shall invoice Seller on a monthly basis for Chargebacks and Returns and on a quarterly basis for Rebates. Seller or its Affiliates shall pay each such invoice within thirty (30) days of invoice date.

(b) The Parties acknowledge that Seller or its Affiliates are party to certain commercial payor contracts with management care organizations, pharmacy benefit management companies, group purchasing organizations or other third parties that cover the Specified Product and other products of Seller that are not being sold or transferred under this Agreement (the “Payor Contracts”) and provide for a discount, Rebate or Chargeback on the Specified Product and that Seller or its Affiliates will have an obligation to continue to pay Rebates or Chargebacks to such payors under the Payor Contracts relating to the sale of Specified Products following the Initial Closing. Purchaser agrees to reimburse Seller or its Affiliates for any Rebates or Chargebacks paid by Seller or its Affiliates in respect of Purchaser’s sales on a quarterly basis. [***]

(c) No later than ten (10) days after the Initial Closing Date, Seller will provide data regarding sales of the Specified Product by Seller or its Affiliate and price concessions (including without limitation Chargebacks and Rebates) paid by Seller or its Affiliate (“Pricing Data”) for the [***] Calendar Months prior to the Initial Closing Date. The Pricing Data of Seller or its Affiliate regarding Rebates for Specified Products shall reflect the allocation of bundled sales (as described in 42 C.F.R. § 447.502), if any, associated with any such Rebates. Seller shall not be required to provide data or calculations underlying its allocation of any bundled sales. The data Seller or its Affiliate provide pursuant to this Section 6.14(c) shall include the name and address of each customer but, for the avoidance of doubt, shall not include class-of-trade-level detail. Purchaser shall be responsible for identifying its own class-of-trade.

For the avoidance of doubt, any liabilities with respect to disputes pending as of the Initial Closing and relating to Chargebacks, Rebates, and/or Returns shall remain the responsibility of Seller.

6.15 Government Price Calculations and Submission.

(a) No later than fifteen (15) days after the Initial Closing Date, Seller (or its Affiliate) shall provide Purchaser with all available Price Calculations for the Specified Product for the four (4) Calendar Quarters immediately preceding the Initial Closing Date. Nothing in this Agreement shall obligate Seller or its Affiliates to provide methodologies used to prepare Price Calculations or any other data to Purchaser.

(b) After the Initial Closing Date, Purchaser or its Affiliates will be responsible for all Price Calculations for the Specified Product bearing Seller’s or its Affiliate’s NDC; provided, that, Seller will be responsible for the submission of required government pricing of the Specified Product bearing Seller’s or its Affiliates’ NDCs to the Centers for Medicare and Medicaid Service (“CMS”) and the Health Resources and Services Administration.

(c) With respect to any Specified Product sold by Purchaser or its Affiliates after the Initial Closing Date that bears Seller’s or its Affiliate’s NDC, Purchaser shall deliver to Seller, within twenty (20) days after the end of each calendar month and each Calendar Quarter, a report containing detailed Price Calculations and outputs to support the calculations of the Price Calculations in relation to the Specified Product for such calendar month and Calendar Quarter. All Price Calculations delivered pursuant to this Section 6.15 will be accurate and calculated in accordance with applicable Legal Requirements and guidance provided by CMS or other relevant Government Entities (including any state Government Entities) and with each delivery of Price Calculations, the delivering Party will represent and warrant that all Price Calculations: (i) are true, accurate, and complete to the best of the delivering Party’s knowledge and belief; and (ii) are calculated utilizing systems, processes, policies, practices, and pricing methodologies that comply with Legal Requirements issued by the CMS or any other relevant Government Entity. In the event either Party discovers that any Price Calculation delivered by such Party are incomplete or incorrect, the delivering Party agrees to revise the Price Calculation and re-submit it to the other Party within five (5) days of such discovery.

(d) Purchaser shall promptly notify Seller or its designated Affiliate of the expiration date(s) of last lot sold of Specified Product bearing Seller’s or its Affiliate’s NDC and the date that all Specified Product bearing Seller’s or its Affiliate’s NDC has been removed from the trade channel.

(e) Purchaser shall notify Seller (or its designated Affiliate) within ten (10) days of receiving notice of any inspection, investigation or other inquiry by, or other governmental notice or communication from CMS, the Department of Health and Human Services Office of the Inspector General, the Health Resources and Services Administration, the VA or any other Governmental Entity, relating to any Price Calculations (i) that relates to Specified Product that bears Seller’s or its Affiliate’s NDC or (ii) that is based in whole or in part on data or other information provided to Purchaser by Seller or its Affiliate. This obligation extends to any subsequent revisions to such Price Calculations.

6.16 Government Contracts.

(a) As soon as practicable after the Initial Closing Date, Seller or its Affiliates, as applicable, shall notify each of the Federal Programs of Purchaser’s acquisition of the Specified Product as set forth in greater detail in each of the subsections below.

(b) Seller shall remain responsible for processing and paying all invoices for Rebates received after the Initial Closing Date that are payable under the Medicaid Drug Rebate Program and that relate to any Specified Product bearing Seller’s or its Affiliate’s NDC (“Medicaid Rebates”). Seller shall submit an invoice to Purchaser on a quarterly basis for all such Medicaid Rebates after the date that is [***] ([***]) days after the Initial Closing Date, and Purchaser shall pay the invoiced amount to Seller within thirty (30) days after the date of invoice.

(c) As soon as reasonably practicable after the Initial Closing Date, the Parties shall work together to make all filings with the VA necessary to remove the Specified Product from Seller’s or its applicable Affiliate’s FSS contract and add the Specified Product to Purchaser’s FSS. The appropriate Party as required by applicable Legal Requirements (which will depend on the date that a Specified Product is added to Purchaser’s FSS contract) shall file GSA Form 72A, Contractor Report of Sales, with respect to sales of the Specified Product made prior to, on and after the Initial Closing Date. The Party filing GSA Form 72A shall be liable for and shall pay the VA the related IFF payment in accordance with applicable Legal Requirements. Upon addition of any Specified Product to its FSS contract, Purchaser shall assume all price reporting obligations for Specified Product under the VHCA and the Master VA Agreement. Purchaser shall provide to Seller promptly all information reasonably necessary for Seller to comply with the price reporting obligations for the Specified Product bearing Seller’s or its Affiliate’s NDC under the VHCA and the Master VA Agreement. The information to be provided by Purchaser under this Section 6.16(c) will be accurate and calculated in accordance with applicable Legal Requirements and the VHCA and the Master VA Agreement and with each delivery of such information, Purchaser will represent and warrant that all such information is true, accurate, and complete to the best of Purchaser’s knowledge and belief. In the event Purchaser discovers that any such information submitted to Seller is incomplete or incorrect, Purchaser agrees to revise the information and re-submit it to Seller within five (5) Business Days of such discovery.

(d) As soon as reasonably practicable after the Initial Closing Date, Seller shall use commercially reasonable efforts to facilitate transition of Tricare Management Activity contracting with respect to the Specified Product to Purchaser, in accordance with 32 C.F.R. § 199.21. Seller or its Affiliates shall bear the cost of Tricare Rebates owed as of the Initial Closing Date and all Tricare Rebates that have a Pharmacy Claim Payment Date that falls before the date that is [***] ([***]) days after the Initial Closing Date (the “Tricare Rebate Transition Date”). Purchaser shall bear the cost of all Tricare Rebates with a Pharmacy Claim Payment Date on or after the Tricare Rebate Transition Date. For all Tricare Rebates processed by Seller or its Affiliates that are Purchaser’s financial responsibility pursuant to this Section 6.16, Seller shall invoice Purchaser on a quarterly basis, within thirty (30) days after Seller submits payment to Tricare for the applicable quarter, and Purchaser shall pay each such invoice within thirty (30) days of invoice date. For all Tricare Rebates processed by Purchaser that are Seller’s financial responsibility pursuant to this Section 6.16(d), Purchaser shall invoice Seller or its Affiliates on a quarterly basis, within thirty (30) days after Seller or its Affiliates submits payment to Tricare for the applicable quarter, and Seller or its Affiliates shall pay each such invoice within thirty (30) days of invoice date.

(e) As soon as reasonably practicable after the Initial Closing Date, Seller shall use commercially reasonable efforts to cooperate with Purchaser to facilitate the transition from Seller or its Affiliates to Purchaser with respect to the sale of the Specified Product under the

Public Health Services Act after the Initial Closing Date. Within fifteen (15) days after the Initial Closing Date, Seller shall provide to Purchaser a report containing the following for the Specified Product: (a) the NDC, (b) the Medicaid “average manufacturer price” and (c) the Medicaid “unit rebate amount,” in each case for the Calendar Quarter in which the Initial Closing Date occurs and the immediately preceding Calendar Quarter.

(f) For Calendar Quarters beginning on or after the Initial Closing Date, Purchaser shall be responsible for communicating to Customers the 340B ceiling price for Specified Product bearing Seller’s or its Affiliates’ NDC. Purchaser shall charge covered Customers no more than the 340B ceiling price for Specified Product bearing Seller’s or its Affiliate’s NDC that is purchased under the 340B Drug Pricing Program.

(g) The Parties acknowledge that Seller will be required to list the Specified Product bearing its or its Affiliate’s NDC on its Medicare Part D Coverage Gap Rebate Program agreement and to pay Rebates with respect to such Specified Product. Seller shall bear the cost of such Rebates for Specified Product bearing Seller’s or its Affiliate’s NDC with respect to which the Pharmacy Claim Payment Date that falls prior to the end of the Rebate Period, and Purchaser shall bear the cost of such Rebates that have a Pharmacy Claim Payment Date on or after the end of the Rebate Period. Accordingly, with respect to Rebate claims under such program after the Initial Closing Date, Purchaser will reimburse Seller for all such Rebates paid by Seller that have a Pharmacy Claim Payment Date that falls on or after the date that is [***] ([***]) days after the Initial Closing Date (“Medicaid Part D Period”). Seller shall provide Purchaser with quarterly corresponding summary reports within ninety (90) calendar days after the end of each Calendar Quarter in which the payment of all such Rebates is made for the applicable Calendar Quarter, along with an invoice therefor, and Purchaser shall reimburse Seller for such amounts within thirty (30) days after the invoice date. Purchaser shall process and pay all Rebates due pursuant to the Medicare Part D Coverage Gap Rebate Program for all Specified Product sold by or on behalf of Purchaser bearing the Purchaser NDC or Seller NDC for all Rebate claims after the Medicare Part D Period.

6.17 Alternative to Pharmacy Claim Payment Date. In the event that information is not readily available to allow Purchaser and Seller to establish a Pharmacy Claim Payment Date for purposes of allocating financial liability between Seller and Purchaser in Sections 6.14 through 6.16, financial liability will be allocated between Purchaser and Seller as follows:

(a) Seller shall be financially responsible for the portion of such Rebates, Medicaid Rebates, Tricare Rebates and Medicare Part D Rebates equal to: (i) the aggregate amount of the applicable Rebate invoiced for the period of time reflected in the invoice (typically a Calendar Quarter or month); multiplied by (ii) a fraction, (x) the numerator of which is the number of days from and including the first day of the invoice time period through the Initial Closing Date plus [***] ([***]) days and (y) the denominator is the total number of days in the invoice period; and

(b) Purchaser shall be financially responsible for the portion of such Rebates, Medicaid Rebates, Tricare Rebates and Medicare Part D Rebates equal to: (i) the aggregate amount of the applicable Rebate invoiced for the period of time reflected in the invoice; multiplied by (ii)

a fraction, (A) the numerator of which is the number of days from the Initial Closing Date plus [***] ([***]) days through the end of the invoice time period and (B) the denominator of which is the total number of days in such invoice period.

6.18 Royalty Payments.

(a) Purchaser shall pay the Royalty Payments due to Seller for each Calendar Quarter during the applicable Royalty Term within [***] days after the end of such Calendar Quarter and shall accompany such payment by a report setting forth the Net Sales in sufficient detail to permit confirmation of the accuracy of the Royalty Payment made, including the gross sales of Products by Indication, the Net Sales of Products by Indication, all relevant deductions from gross amount invoiced by Indication in accordance with this Agreement, the Royalty Payments payable by Indication, and the exchange rates used. All Royalty Payments hereunder shall be payable in U.S. dollars. With respect to conversion of Net Sales in any currency other than U.S. dollars to U.S. dollars, the Selling Person shall convert the Net Sales using its then-current standard worldwide currency conversion methodology applied to its external reporting. All Royalty Payments shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Seller, unless otherwise specified in writing by Seller;

(b) Purchaser shall keep, and shall require its Affiliates and Licensees to keep, complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Seller to determine or confirm the occurrence of Net Sales reported and Royalty Payments due hereunder. Purchaser will keep such books and records for [***] years following the calendar year to which they pertain, or such longer period of time as may be required by Legal Requirements. Upon reasonable prior notice and during regular business hours at such place or places where such records are customarily kept, the records of Purchaser, its Affiliates and Licensees may be inspected on Seller’s behalf by an independent certified public accountant (the “Auditor”) selected by Seller and reasonably acceptable to Purchaser for the sole purpose of verifying for Seller the accuracy of the royalty reports furnished by Purchaser pursuant to this Agreement or of any Royalty Payments made, or required to be made, to Seller pursuant to this Agreement. Before beginning its audit, the Auditor shall execute an undertaking acceptable to each Party by which the Auditor agrees to keep confidential all information reviewed during the audit. Such audits shall be limited to once each calendar year and once with respect to records covering any specific calendar year and, in each case, only for records within the last [***] completed calendar years. Such Auditor shall not disclose Purchaser’s Confidential Information to Seller, except to the extent such disclosure is necessary to verify the accuracy of the royalty reports furnished by Purchaser or the amount of Royalty Payments owed. In the event that the final result of the inspection reveals an underpayment, Purchaser shall pay the underpaid amount within [***] days after the Auditor’s report; provided, however, that Purchaser shall have the ability to review, report and discuss the Auditor’s findings with the Auditor during such [***] day period. Seller shall bear the full cost of such audit unless such audit reveals an underpayment of more than [***] percent ([***]%) by Purchaser, in which case Purchaser shall reimburse Seller for the reasonable costs of such audit;

(c) The Parties recognize that Purchaser may seek Regulatory Approvals for and market a Product for Indications outside of the Current Indication. The Parties will utilize Claims

Data to determine whether Net Sales are applicable to the Current Indication or a Future Indication. With respect to any Future Indications, the Parties further agree as follows:

(i) Purchaser shall notify Seller in writing promptly upon Purchaser’s receipt of any Regulatory Approval for the sale of a Future Indication and shall notify Seller in writing within [***] days after the launch of a Future Indication in the U.S. Territory;

(ii) Purchaser shall use commercially reasonable efforts to obtain Claims Data for all sales of a Product in the U.S. Territory; and

(iii) To the extent Purchaser does not have Claims Data for any Net Sales, then the Purchaser shall allocate the Net Sales without Claims Data for the Calendar Quarter between the Current Indication and the Future Indication by using the same percentage allocation of Current Indication and Future Indication represented in the aggregate Claims Data for the Net Sales during such Calendar Quarter and the immediately preceding Calendar Quarter to the Net Sales; provided, however, that with respect to the Calendar Quarter in which a Future Indication is approved, the allocation shall be made with respect to Claims Data from that Calendar Quarter only. If the Claims Data reflect that a patient may be diagnosed with multiple Indications, then the patient’s first diagnosed Indication shall apply for purposes of this calculation; however, no presumption shall be applied in considering Net Sales without Claims Data.

(d) Purchaser or its Affiliates shall not, prior to the expiration of all Royalty Terms, complete a Product Transfer unless such Product Transferee has a market capitalization of at least $[***], or, in the case of a private company, with a fair market equity valuation of at least $[***], and such Product Transferee assumes all Royalty Payment obligations as well as all milestone and royalty payments owed under the SK Agreement or the Aerial Agreement, provided that following any such Product Transfer, Purchaser shall nevertheless remain liable for any and all obligations under Section 1.3(c) and this Section 6.18. On or after the expiration of all Royalty Terms, nothing in this Agreement shall be deemed to restrict Purchaser from selling, assigning or otherwise transferring all or any portion of the Specified Assets to any Person.

(e) Commencing upon Closing and continuing until the expiration of the applicable Royalty Term, Purchaser shall use Commercially Reasonable Efforts to commercialize Products in the United States of America including all of its territories, and commencing upon the Final Closing and continuing until the expiration of the applicable Royalty Term, Purchaser shall use Commercially Reasonable Efforts to commercialize Products in each country in the European Nation Group. Purchaser may satisfy this obligation in whole or in part through the activities of its Affiliates and Licensees.

(f) If at any time following the first commercial sale of a Generic Equivalent in a country in the Territory, the Net Sales of such Product in such country in a Calendar Quarter are reduced by [***] percent ([***] %) or more from the Net Sales in such country in the last Calendar Quarter before the first commercial sale of such Generic Equivalent, then the Royalty Payments otherwise owing to Seller hereunder with respect Net Sales of such Product in such country shall be reduced by [***] percent ([***] %); provided however, that if Net Sales are reduced by [***] percent ([***] %) or more following the first commercial sale of such Generic Equivalent, then the Royalty Payments otherwise owing to Seller hereunder with respect Net Sales of such Product in such country shall be reduced to [***] percent ([***] %).

SECTION 7. Conditions to the Initial Closing.

7.1 Conditions Precedent to Obligation of Purchaser and Seller to Close at the Initial Closing.

Purchaser and Seller’s respective obligation to purchase the Specified Initial Assets and to take the other actions required to be taken at the Initial Closing is subject to the satisfaction, at or prior to the Initial Closing, of each of the following conditions (any of which may be waived by the Party for whose benefit such condition exists in its sole discretion, in whole or in part, in writing):

(a) Antitrust. Any waiting period applicable to the transaction contemplated by this Agreement under the HSR Act shall have expired or been terminated early.

(b) No Restraints. No injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued since the date of this Agreement by any Governmental Entity including any United States federal or state court of competent jurisdiction and shall remain in effect; and since the date of this Agreement no Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal shall have been enacted or adopted and shall be in effect.

(c) SK Sublicense. The SK Sublicense Agreement substantially in the form of Exhibit G (the “SK Sublicense”) shall be duly executed by each of Jazz Pharmaceuticals Ireland Limited and Purchaser and shall be in full force and effect as of the Initial Closing Date.

7.2 Conditions Precedent to Purchaser’s Obligation to Close at the Initial Closing.

Purchaser’s obligation to purchase the Specified Initial Assets and to take the other actions required to be taken by Purchaser at the Initial Closing is subject to the satisfaction, at or prior to the Initial Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part, in writing):

(a) Accuracy of Representations. Those representations and warranties of Seller set forth in Section 2 that refer specifically to and are made as of the date of this Agreement shall have been true and correct as of the date of this Agreement, and all other representations and warranties of Seller set forth in Section 2 shall be true and correct as of the Initial Closing Date as if made on and as of the Initial Closing Date; provided, however, that, for purposes of this Section 7.2(a), any inaccuracies in the representations and warranties of Seller will be disregarded and without giving effect to any individual materiality qualifier in each representation and warranty, unless all such inaccuracies, considered collectively, have a Specified Product Material Adverse Effect.

(b) Performance of Covenants. Seller shall have performed (or any non-performance has been cured) all covenants required by this Agreement to be performed by Seller on or before the Initial Closing Date with the exceptions as in the aggregate would not reasonably be expected to impose any material cost on or loss of material value of the Specified Product in the context of the transactions contemplated hereunder.

(c) Additional Documents. Each of the following documents shall have been delivered to Purchaser:

(i) each of the Ancillary Agreements required to be executed by Seller or the applicable Specified Affiliate as of the Initial Closing Date;

(ii) a certificate, executed by an executive officer of Seller and dated the Initial Closing Date, confirming on behalf of Seller and not in such executive officer’s personal capacity, that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied; and

(iii) the Abbreviated Financial Statements.

(d) No MAE. Since the date of this Agreement, there shall not have occurred a continuing event or circumstance, which, individually or in the aggregate, would constitute a Specified Product Material Adverse Effect.

7.3 Conditions Precedent to Seller’s Obligation to Close at the Initial Closing.

Seller’s obligation to sell and transfer the Specified Initial Assets to Purchaser and to take the other actions required to be taken by Seller at the Initial Closing is subject to the satisfaction, at or prior to the Initial Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part, in writing):

(a) Accuracy of Representations. The representations and warranties of Purchaser set forth in Section 5 shall be true and correct as of the Initial Closing Date as if made on and as of the Initial Closing Date; provided, however, that, for purposes of this Section 7.3(a), any inaccuracies in the representations and warranties of Purchaser will be disregarded and without giving effect to any individual materiality qualifier in each representation and warranty, unless all such inaccuracies, considered collectively, have a material adverse effect on the ability of Purchaser to timely comply with its covenants under this Agreement and timely consummate the transactions contemplated by this Agreement.

(b) Performance of Covenants. Purchaser shall have performed (or any non-performance has been cured) all covenants required by this Agreement to be performed by Purchaser on or before the Initial Closing Date.

(c) Delivery of Consideration. Seller shall have received the cash payment referred to in Section 1.3(a).

(d) Additional Documents. Each of the following additional documents shall have been delivered to Seller:

(i) each of the Ancillary Agreements required to be executed by Purchaser as of the Initial Closing; and

(ii) a certificate, executed by an executive officer of Purchaser and dated the Initial Closing Date, confirming on behalf of Purchaser and not in such executive officer’s personal capacity, that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

SECTION 8. Conditions to the Final Closing.

8.1 Conditions Precedent to Obligation of Purchaser and Seller to Close at the Final Closing.

Purchaser and Seller’s respective obligation to purchase the Specified Ex-U.S. Assets and to take the other actions required to be taken at the Final Closing is subject to the satisfaction, at or prior to the Final Closing, of each of the following conditions (any of which may be waived by the Party for whose benefit such condition exists in its sole discretion, in whole or in part, in writing):

(a) No Restraints. No injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued since the date of this Agreement by any Governmental Entity including any United States federal or state court of competent jurisdiction and shall remain in effect; and since the date of this Agreement no Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal shall have been enacted or adopted and shall be in effect.

8.2 Conditions Precedent to Purchaser’s Obligation to Close at the Final Closing.

Purchaser’s obligation to purchase the Specified Ex-U.S. Assets and to take the other actions required to be taken by Purchaser at the Final Closing is subject to the satisfaction, at or prior to the Final Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part, in writing):

(a) Accuracy of Representations. Those representations and warranties of Seller set forth in Section 4 that refer specifically to and are made as of the date of this Agreement shall have been true and correct as of the date of this Agreement, and all other representations and warranties of Seller set forth in Section 4 only insofar as they relate to the Specified Ex-U.S. Assets shall be true and correct as of the Final Closing Date as if made on and as of the Final Closing Date (with no representations and warranties as to the Specified Business or Specified Assets transferred as of the Initial Closing brought down as of the Final Closing Date); provided, however, that, for purposes of this Section 8.2(a), any inaccuracies in the representations and warranties of Seller will be disregarded unless all such inaccuracies, considered collectively, have a Specified Product Material Adverse Effect.

(b) Performance of Covenants. Seller shall have performed (or any non-performance has been cured) all covenants required by this Agreement to be performed by Seller between the Initial Closing and the Final Closing Date with the exceptions as in the aggregate would not reasonably be expected to impose any material cost on or loss of material value of the Specified Product in the context of the transactions contemplated hereunder.

(c) Additional Documents. Each of the following documents shall have been delivered to Purchaser:

(i) each of the Ancillary Agreements required to be executed by Seller or the applicable Specified Affiliate as of the Final Closing Date; and

(ii) a certificate, executed by an executive officer of Seller and dated the Initial Closing Date, confirming on behalf of Seller and not in such executive officer’s personal capacity, that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

8.3 Conditions Precedent to Seller’s Obligation to Close at the Final Closing.

Seller’s obligation to sell and transfer the Specified Ex-U.S. Assets to Purchaser and to take the other actions required to be taken by Seller at the Final Closing is subject to the satisfaction, at or prior to the Final Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part, in writing):

(a) Accuracy of Representations. The representations and warranties of Purchaser set forth in Section 5 shall be true and correct as of the Final Closing Date as if made on and as of the Final Closing Date; provided, however, that, for purposes of this Section 8.3(a), any inaccuracies in the representations and warranties of Purchaser will be disregarded unless all such inaccuracies, considered collectively, have a material adverse effect on the ability of Purchaser to timely comply with its covenants under this Agreement and timely consummate the transactions contemplated by this Agreement.

(b) Performance of Covenants. Purchaser shall have performed (or any non-performance has been cured) all covenants required by this Agreement to be performed by Purchaser between the Initial Closing and the Final Closing Date.

(c) Distribution Agreements. Purchaser shall have entered into binding distribution agreements covering distribution of the Specified Product in the Ex-U.S. Territory with coverage sufficient to prevent any existing patients within the Ex-U.S. Territory from losing continuing access to the Specified Product.

(d) Delivery of Consideration and Reimbursement. Seller shall have received the cash payment referred to in Section 2.2(a).

(e) Additional Documents. Each of the following additional documents shall have been delivered to Seller:

(i) each of the Ancillary Agreements required to be executed by Purchaser as of the Final Closing; and

(ii) a certificate, executed by an executive officer of Purchaser and dated the Final Closing Date, confirming on behalf of Purchaser and not in such executive officer’s personal capacity, that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

SECTION 9. Termination.

9.1 Right to Terminate Agreement. This Agreement may be terminated prior to the Initial Closing or the Final Closing:

(a) by the mutual written consent of the Parties;

(b) by any Party (by delivery of a written termination notification in accordance with Section 9.2) at any time after June 23, 2022 (the “End Date”) if the Initial Closing has not taken place on or before the End Date, unless the failure of the Initial Closing to take place on or before such date is attributable solely (i) to the failure of the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act to have expired or been terminated, in which case the End Date shall be extended to July 23, 2022 or (ii) to a breach by such Party of any of its obligations set forth in this Agreement;

(c) by Seller (by delivery of a written termination notification in accordance with Section 9.2) if (i) there shall have been a breach on the part of Purchaser of any of its representations, warranties or covenants such that the condition set forth in Section 7.3(a) or Section 7.3(b), as the case may be, would not be satisfied as of the time of such breach; (ii) Seller shall have given written notice of such breach to Purchaser; (iii) at least twenty (20) days shall have elapsed since the delivery of such written notice to Purchaser; (iv) such breach shall not have been cured; and (v) Purchaser shall not be using its commercially reasonable efforts to attempt to cure such breach; or

(d) by Purchaser (by delivery of a written termination notification in accordance with Section 9.2) if (i) there shall have been a breach on the part of Seller of any of its representations, warranties or covenants such that the condition set forth in Section 7.2(a) or Section 7.2(b), as the case may be, would not be satisfied as of the time of such breach; (ii) Purchaser shall have given written notice of such breach to Seller; (iii) at least twenty (20) days shall have elapsed since the delivery of such written notice to Seller; (iv) such breach shall not have been cured; and (v) Seller shall not be using its commercially reasonable efforts to attempt to cure such breach.

9.2 Termination Procedures. If any Party wishes to terminate this Agreement pursuant to Section 9.1, such Party will deliver to the other Party a written termination notification stating that such Party is terminating this Agreement and setting forth a brief statement of the basis on which such Party is terminating this Agreement.

9.3 Effect of Termination. Upon the termination of this Agreement pursuant to Section 9.1, no Party will have any obligation or other liability to any other Party, except that (i) the Parties will remain bound by the provisions of Section 11 and by the provisions of the Confidentiality Agreement and (ii) no Party will be relieved of any liability for Fraud or for any Willful Breach of its obligation to consummate the transactions contemplated by this Agreement or its obligation to take any other action required to be taken by such Party at or before the Initial Closing.

SECTION 10. Indemnification.

10.1 Survival of Representations. All of the representations and warranties of Seller and Purchaser set forth in this Agreement and in any certificate delivered pursuant to this Agreement shall (a) survive the Initial Closing and (b) terminate and expire, and will cease to be of any force or effect, at 5:00 p.m. (Pacific time) on the day that is [***] months following the Initial Closing Date (the “Expiration Date”). All covenants and agreements of Seller and Purchaser contained in this Agreement (A) that are to be performed at or prior to the Initial Closing shall expire on the Initial Closing Date, (B) that are to be performed following the Initial Closing and at or prior to the Final Closing shall expire on the Final Closing Date, and (C) that are to be performed following the Final Closing shall continue in effect and expire in accordance with their respective terms. If the Initial Closing occurs, neither Party will have liability with respect to any claim for any breach of any representation or warranty in this Agreement or in any certificate delivered pursuant to this Agreement unless in each case Purchaser or Seller duly delivers to the other Party, in conformity with all of the applicable procedures set forth in Section 10.5, a Claim Notice setting forth a claim for indemnification, in which case the specific claim set forth in such Claim Notice will survive (and will not be extinguished upon) such Expiration Date. It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 10.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the survival period contemplated by this Agreement. The Parties further acknowledge that the time periods set forth in this Section 10.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties. The period of time prescribed for the commencement of any action directly or indirectly based upon the representations and warranties of Seller set forth in this Agreement, regardless of the nature of the claims or causes of action alleged therein, and regardless of whether under this Agreement or otherwise, shall expire on the Expiration Date if a Claim Notice with respect thereto has not properly been given.

10.2 Indemnity by Seller. Subject to the limitations set forth in Section 10.4 and elsewhere in this Agreement, from and after the Initial Closing Date, Seller will indemnify, defend and hold harmless Purchaser, its Affiliates and their respective officers, directors and employees (each a “Purchaser Indemnified Party”) from and against any Damages that any Purchaser Indemnified Party incurs or suffers as a direct and proximate result of: any breach or inaccuracy of the representations and warranties by Seller set forth in Section 4; any breach or inaccuracy in the certificate delivered to Purchaser pursuant to Section 7.2(c)(ii); any breach by Seller of the post-Initial Closing covenants of Seller set forth in this Agreement; and any Excluded Liabilities, including any breach by Seller or its Affiliates under the SK Sublicense during the Interim Closing Period.

10.3 Indemnity by Purchaser. Subject to the limitations set forth in Section 10.4 and elsewhere in this Agreement, from and after the Initial Closing Date, Purchaser will indemnify, defend and hold harmless Seller, its Affiliates and their respective officers, directors and employees (each a “Seller Indemnified Party”) from and against any Damages that any Seller Indemnified Party incurs or suffers as a direct and proximate result of: (a) any breach or inaccuracy of the representations and warranties by Purchaser set forth in Section 5; (b) any breach or inaccuracy in the certificate delivered to Seller pursuant to Section 7.3(d)(ii); (c) any breach by

Purchaser of the post-Initial Closing covenants of Purchaser set forth in this Agreement; (d) any Assumed Liabilities, including any breach of the SK Agreement or Aerial Agreement after the Initial Closing Date (but not including any breach of the SK Agreement during the Interim Closing Period proximately caused by the breach by Seller of the SK Sublicense during the Interim Closing Period); and (e) the manufacture, distribution, sale, or marketing of the Specified Product or any other Product (i) sold in the U.S. Territory from and after the Initial Closing or (ii) sold in the Ex-U.S. Territory from and after the Final Closing.

10.4 Limitation on Indemnification.

(a) Subject to Section 10.4(c), Seller will not be required to indemnify Purchaser with respect to the matters covered by Section 10.2(a), Section 10.2(b) or Section 10.2(c), except to the extent that the cumulative amount of the Damages actually incurred by Purchaser Indemnified Parties as a result of all indemnity claims pursuant to Sections 10.2(a), 10.2(b) and 10.2(c) exceeds $[***]; and Seller will only be required to pay, and will only be liable for, the amount by which the cumulative amount of the Damages actually incurred by Purchaser Indemnified Parties as a result of all indemnity claims pursuant to Sections 10.2(a), 10.2(b) and 10.2(c) exceeds $[***].

(b) Subject to Section 10.4(d), the total amount of the payments that Seller can be required to make pursuant to Sections 10.2(a), 10.2(b) and 10.2(c) will be limited in the aggregate to a maximum of $[***], and Seller’s cumulative liability pursuant to Sections 10.2(a), 10.2(b) and 10.2(c) will in no event exceed such amount.

(c) Subject to Section 10.4(d), the total amount of the payments that Seller can be required to make pursuant to Sections 10.2(a) with respect to a breach of any of the Seller’s Fundamental Representations and Warranties (a “Fundamental Indemnification Claim”) will be limited in the aggregate to a maximum of [***] percent ([***]%) of the sum of the amount of the Initial Purchase Price plus the aggregate amount of any Royalty Payments that become due and payable pursuant to this Agreement.

(d) After the Initial Closing, the right of Purchaser and Seller to assert indemnification claims and receive indemnification payments pursuant to this Section 10 will be the sole and exclusive right and remedy exercisable by Purchaser or Seller with respect to the purchase of the Specified Assets and the other transactions contemplated by this Agreement (including the certificates and documents delivered pursuant to this Agreement); provided, however, that this Section 10.4(d) shall not prevent Purchaser or Seller from asserting a claim for fraud or intentional misrepresentation, in each case made with intention to deceive (collectively “Fraud”), against Seller or Purchaser, as appropriate, which Fraud claim shall not be subject to the limitations set forth in Sections 10.4(a), 10.4(b) or 10.4(c).

10.5 Indemnification Procedures.

(a) If a Party entitled to indemnification under this Section 10 (an “Indemnified Party”) wishes to assert an indemnification claim against the Party subject to such indemnification obligation under this Section 10 (the “Indemnifying Party”), the Indemnified Party will deliver to the Indemnifying Party, as soon as reasonably practicable, a written notice (a “Claim Notice”) setting forth:

(i) the specific subsection of Section 10.2 or 10.3, as applicable, upon which the Indemnified Party is basing its claim and, if applicable, the representation and warranty or covenant alleged to have been breached by the Indemnifying Party;

(ii) a reasonably detailed description of the facts and circumstances giving rise to the claim; and

(iii) a reasonably detailed description of, and a good faith estimate of the total amount of, the Damages actually incurred or expected to be incurred by the Indemnified Party with respect to such claim;

provided, however, that (A) the failure to deliver a Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party, except to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend the related Matter; and (B) the Indemnified Party will not be permitted to deliver a Claim Notice (and will not be entitled to indemnification pursuant to this Section 10) with respect to breaches or inaccuracies of a representation and warranty unless such Claim Notice is delivered before the Expiration Date applicable to such representation and warranty.

(b) If the Indemnified Party receives notice or otherwise obtains knowledge of any Matter or any threatened Matter that may reasonably be expected to give rise to an indemnification claim against the Indemnifying Party, then the Indemnified Party will deliver to the Indemnifying Party a written notice describing such Matter in reasonable detail as soon as reasonably practicable; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party, except to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend the related Matter. The Indemnifying Party will have the right, exercisable by written notice to the Indemnified Party, at its election and at its sole expense, to assume the defense of any such Matter with its own counsel, reasonably acceptable to the Indemnified Party.

(c) If the Indemnifying Party elects to assume the defense of any Matter under subsection (a) or (b) of this Section 10.5, then:

(i) the Indemnifying Party will not be required to pay or otherwise indemnify the Indemnified Party against any attorneys’ fees or other expenses incurred on behalf of the Indemnified Party in connection with any such Matter following the Indemnifying Party’s election to assume the defense of any such Matter other than the reasonable costs of investigation and of assistance as contemplated by this Section 10.5; provided, however, that if, in the opinion of outside counsel to the Indemnified Party, it is advisable for the Indemnified Party to be represented by separate counsel due to actual or potential conflicts of interest, the Indemnified Party shall have the right to employ counsel to represent it and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party;

(ii) the Indemnified Party and the Indemnifying Party will each make available to the other all books, records and other documents and materials that are under the control of such Party, its Affiliates, advisors and representatives that may be reasonably considered necessary or desirable for the defense of any such Matter;

(iii) the Indemnified Party and the Indemnifying Party will execute such documents and take such other actions as may be reasonably requested by the other for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, any such Matter;

(iv) the Indemnified Party will otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defense of any such Matter; provided, however, that such actions and cooperation by the Indemnified Party under clauses “(ii)” through “(iv)” will not unduly disrupt the operations of the Indemnified Party’s business or cause the Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of the Indemnified Party to become public;

(v) the Indemnified Party will not admit any liability with respect to any such Matter without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); and

(vi) the Indemnifying Party will have the exclusive right to settle, adjust or compromise any such Matter, on such terms as the Indemnifying Party may consider appropriate, with the consent of the Indemnified Party (which will not be unreasonably withheld, conditioned or delayed); provided, however, that the consent of the Indemnified Party shall not be required with respect to any such settlement, adjustment or compromise if the Indemnifying Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement, adjustment or compromise and such settlement, adjustment or compromise includes no admission of liability by or other obligation on the part of the Indemnified Party.

If the Indemnifying Party elects not to assume the defense of any Matter, then the Indemnified Party will proceed diligently to defend any such Matter with the assistance of counsel; provided, however, that the Indemnified Party shall not settle, adjust or compromise any such Matter, or admit any liability with respect to any such Matter, without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld, conditioned or delayed).

10.6 Subrogation. To the extent the Indemnifying Party makes or is required to make any indemnification payment to the Indemnified Party, the Indemnifying Party will be entitled to exercise, and will be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party’s Affiliates may have against any other Person with respect to any Damages, circumstances or Matter to which such indemnification payment is directly or indirectly related. The Indemnified Party will take such actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnifying Party to perfect or exercise the Indemnifying Party’s right of subrogation hereunder.

10.7 Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to this Section 10 as an adjustment to the Final Purchase Price for Tax purposes, unless otherwise required by applicable Legal Requirements.

10.8 Mitigation of Damages. The Indemnified Party shall ensure that all commercially reasonable steps are taken and all commercially reasonable assistance is given to avoid or mitigate any Damages, which in the absence of mitigation might give rise to or increase Damages in respect of any claim under this Section 10. In the event an Indemnified Party fails to so mitigate such indemnifiable Damages, such Indemnified Party will not be able to recover the portion of such Damages that could reasonably have been avoided had such Indemnified Party made such efforts.

SECTION 11. Miscellaneous.

11.1 Time of Essence. Time is of the essence of this Agreement.

11.2 AS IS. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, AND on the terms and subject to the conditions and other provisions set forth in ARTICLES_4, 5, AND 10 HEREIN, ALL OF THE SPECIFIED BUSINESS, SPECIFIED PRODUCT, SPECIFIED ASSETS AND ASSUMED LIABILITIES OF SELLER AND ITS AFFILIATES ARE BEING SOLD AND TRANSFERRED TO PURCHASER ON AN “AS IS” AND “WHERE IS” BASIS AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR USE, ARE EXCLUDED FROM THE SALE AND TRANSFER OF THE SPECIFIED BUSINESS, SPECIFIED PRODUCT, SPECIFIED INVENTORY, SPECIFIED ASSETS AND ASSUMED LIABILITIES OF SELLER AND ITS AFFILIATES. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY NATURE WITH RESPECT TO THE SPECIFIED BUSINESS, SPECIFIED PRODUCT, SPECIFIED INVENTORY, SPECIFIED ASSETS AND ASSUMED LIABILITIES OF SELLER AND ITS AFFILIATES, OTHER THAN AS EXPRESSLY PROVIDED FOR HEREIN, INCLUDING WITHOUT LIMITATION, ESTIMATES, PROJECTIONS, PREDICTIONS, FORECASTS, DATA, FINANCIAL INFORMATION, MEMORANDA, PRESENTATIONS OR TO THE LEVEL OF SALES PROFITABILITY, INCOME OR FUTURE PROSPECTS. PURCHASER ACKNOWLEDGES THAT ANY FINANCIAL OR OPERATING INFORMATION RELATING TO SELLER’S OPERATION OF THE SPECIFIED BUSINESS IS CONFIDENTIAL AND WAS PROVIDED SOLELY FOR INFORMATIONAL PURPOSES AND THAT SELLER HAS NO RESPONSIBILITY WHATSOEVER TO PURCHASER WITH RESPECT TO SUCH FINANCIAL OR OPERATING INFORMATION OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT.

11.3 No Other Representations. The Parties acknowledge that, except as expressly set forth in Sections 4 and 5, neither Party has made or is making any representations or warranties whatsoever to the other, implied or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title or non-infringement. Purchaser acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the Specified Assets and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser is relying and has relied only on the results of its own independent investigation and verification and the representations and warranties of Seller expressly and specifically set forth in

Section 4. Purchaser acknowledges that, except as expressly provided in Section 4, Purchaser is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, including, for the avoidance of doubt, with respect to any estimates, projections, forecasts, forward-looking statements or business plans.

11.4 Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of law).

11.5 Venue and Jurisdiction. If any Legal Proceeding or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefor will be in New York, New York, which will be deemed to be a convenient forum. Purchaser and Seller hereby expressly and irrevocably consent and submit to the jurisdiction of the state and federal courts in the State of New York.

11.6 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE ANCILLARY AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREIN.

11.7 Arbitration.

(a) Except to the extent otherwise provided in Section 10, in the event of any dispute, controversy or claim arising out of, relating to or in connection with this Agreement (including any schedule or exhibit hereto) or the breach, termination or validity thereof or the negotiation, execution or performance thereof (a “Dispute”), the Parties shall first attempt to settle such Dispute in the first instance by mutual discussions between representatives of senior management of each Party. Within ten (10) Business Days of the receipt by a Party or Parties of a notice from another Party or Parties of the existence of a Dispute (the “Arbitration Notice”), the receiving Party or Parties shall submit a written response to the other Party or Parties (the “Response”). The Arbitration Notice and the Response shall each include (i) a statement of the applicable Party’s position with regard to the Dispute and a summary of arguments supporting that position, and (ii) the name and title of the senior executive who will represent the applicable Party in attempting to resolve the Dispute pursuant to this Section 11.7. Within fifteen (15) Business Days of receipt of the Response, the designated executives shall meet and attempt to resolve the Dispute. All negotiations pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the Parties during such negotiations shall be admissible for any purpose in any subsequent arbitration or Legal Proceedings. If any Dispute is not resolved within thirty (30) Business Days of receipt of the Arbitration Notice (or within such longer period as to which the Parties have agreed in writing), then the Dispute shall be submitted to arbitration in accordance with Section 11.7(b).

(b) If any Dispute is not timely resolved by negotiation pursuant to Section 11.7(a), such Dispute shall be submitted to and be resolved exclusively and finally by confidential binding arbitration in accordance with the following procedures:

(i) The arbitration shall be conducted in New York County in the State of New York, or such other location as the Parties mutually agree. The language of the arbitration shall be English. The arbitration proceedings shall be conducted in accordance with, and pursuant to, the then-current Commercial Arbitration Rules of the American Arbitration Association (the “Arbitration Rules”). In the event of any conflict between the Arbitration Rules and the provisions of this Section 11.7, the provisions of this Section 11.7 shall control.

(ii) The Parties will cooperate with one another in selecting a single neutral arbitrator (“Arbitrator”) and in scheduling the proceedings with the Arbitrator; provided, however that, if the Parties cannot agree on a neutral arbitrator, then the Arbitrator shall be selected pursuant to the Arbitration Rules. The Arbitrator shall have the same power (but no greater power) to grant all appropriate legal and equitable relief, both by way of interim relief and as a part of the final award, as may be granted by any court of competent jurisdiction, in order to carry out the terms of this Agreement (including declaratory and injunctive relief, including an order of specific performance, and damages). All awards and orders of the Arbitrator, including interim relief, may be enforced by any court of competent jurisdiction.

(iii) The Parties intend that rights of discovery (including the right to depose an appropriate number of witnesses, submit interrogatories and request documents) be granted to each Party. In that regard, the Parties agree to work together in good faith and with the Arbitrator to arrive upon mutually acceptable procedures regarding the time limits for, and type, amount, scope and degree of, such rights of discovery and the periods of time within which the Disputes submitted to arbitration must be heard and determined by the Arbitrator. If the Parties are unable to so agree, such issues shall be submitted to the Arbitrator for his or her determination, which shall be made consistent with the Parties’ intent as described in the preceding sentence. If proper notice of any hearing has been given, the Arbitrator shall have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the Dispute in the absence of any Party who fails to appear. The existence and contents of the arbitration shall be confidential including any decision or award, except as required by any applicable Legal Requirement. The Arbitrator shall endeavor not to include confidential information in his or her written opinion explaining the award or shall redact such opinion to the standards required by the Parties.

(iv) Notwithstanding the foregoing, a Party may apply to a court of competent jurisdiction for provisional relief in the form of a temporary restraining order or preliminary injunction, or other provisional remedy in order to preserve the status quo or otherwise protect the Party pending appointment of an Arbitrator or pending final determination of a claim through arbitration in accordance with this Section 11.7. In the event of a Dispute during the term of this Agreement, the Parties shall continue to perform their respective obligations hereunder, subject to any interim relief that may be ordered by the Arbitrator or by a court of competent jurisdiction pursuant to the previous sentence.

(v) Each Party will pay its own attorneys’ fees and other costs in connection with arbitration, and any costs and fees incurred and payable to the Arbitrator shall be paid by the non-prevailing Party unless the Arbitrator concludes that neither Party clearly prevailed, in which case the Arbitrator may divide the costs and fees between the Parties at his or her sole discretion provided, that any fees or other costs paid in connection with the enforcement of an arbitration award shall be paid by the Party resisting such enforcement.

(vi) The Arbitrator shall render an award and written opinion explaining the award, and the decisions and award of the Arbitrator shall be final and binding upon the Parties. The Parties hereto hereby waive to the fullest extent permitted by applicable law any rights to appeal or to review of such award by any court or tribunal. The Parties agree that the award of the Arbitrator may be enforced against the Parties and that a judgment upon such award may be entered in any court having jurisdiction thereof.

11.8 Notices. Any notice or other communication required or permitted to be delivered to either Party under this Agreement must be in writing and will be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by email with confirmed receipt) to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Party):

if to Purchaser:

Axsome Therapeutics, Inc.
22 Cortlandt Street, 16th Floor
New York, NY 10007
Attn: Herriot Tabuteau, President and Chief Executive Officer

with a copy to:

Hunter Murdock
EVP, Legal and Compliance
hmurdock@axsome.com

with a copy to:

DLA Piper US LLP

51 JFK Parkway

Short Hills, NJ 07078

United States of America

Attn: Emilio Ragosa

Email: Emilio.ragosa@dlapiper.com

if to Seller:

Jazz Pharmaceuticals plc

Fifth Floor, Waterloo Exchange

Waterloo Road, Dublin 4, Ireland

Attention: General Counsel

Fax: +353 1 634 7850

with a copy to:

Jazz Pharmaceuticals, Inc.

3170 Porter Drive

Palo Alto, CA 94304

Attention: General Counsel

Fax: (650) 496-3781

with a copy to:

Jazz_Notices@jazzpharma.com

Attention: Legal Department

with a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

United States of America

Attn: Barbara Borden

Email: bborden@cooley.com

11.9 Public Announcements. Except as may be required by any Legal Requirement, no Party will (and no Party will permit any of its advisors or representatives to) issue any press release or make any public statement regarding this Agreement or any of the transactions contemplated by this Agreement, without the other Party’s prior written consent (which will not be unreasonably withheld). The Parties agree that if this Agreement and the transactions contemplated hereby are required to be publicly disclosed pursuant to the applicable rules of the U.S. Securities and Exchange Commission, then both Parties shall cooperate with each other to prepare, review and file such required disclosure(s).

11.10 Assignment. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement (whether voluntarily, involuntarily, by way of merger or otherwise) to any other Person without the prior written consent of the other Party; provided, however, that Seller may, before or after the Initial Closing, assign to any Person its right to receive all or any portion of any of the cash payments to be made by Purchaser pursuant to Section 1.3 or Section 2.2; and provided further, that (without limiting Purchaser’s obligations under or relating to this Agreement) Purchaser may, before the Initial Closing, assign its right to receive all or any of the Specified Assets to an Affiliate of Purchaser.

11.11 Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any employee of Seller or to any other Person other than the Parties.

11.12 Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

11.13 Entire Agreement. This Agreement, the Confidentiality Agreement (which shall remain in full force and effect), the Assumption Agreement and the Ancillary Agreements set forth the entire understanding of the Parties and supersede all other agreements and understandings between the Parties relating to the subject matter hereof and thereof.

11.14 Waiver. No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any agreement on the part of a Party to any waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

11.15 Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both Parties.

11.16 Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

11.17 Interpretation of Agreement.

(a) Each Party acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in connection with the construction or interpretation of this Agreement.

(b) Whenever required by the context hereof, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, and will be deemed to be followed by the words “without limitation.”

(d) Unless the context otherwise requires, references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of and Schedules and Exhibits to this Agreement.

(e) The table of contents of this Agreement and the bold-faced headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

11.18 Further Assurances. For a period of one (1) year following the Initial Closing, (a) Seller will use commercially reasonable efforts to make available to Purchaser the material benefits of any Specified Contract that (i) was not assigned to Purchaser as a result of the failure to obtain any Consent identified in Part 4.10(b) of the Disclosure Schedule or (ii) is not assignable and for which a waiver has not been received or obtained and (b) each Party will, to the extent reasonably requested by the other Party and at such other Party’s sole expense, execute and deliver such documents and instruments and take such other actions as such other Party may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement.

11.19 Disclosure Schedule. The Disclosure Schedule has been arranged, for purposes of convenience only, as separate Parts corresponding to the subsections of Section 4 of this Agreement. The representations and warranties contained in Section 4 of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedule corresponding to the particular subsection of Section 4 in which such representation and warranty appears and Parts of the Disclosure Schedule referenced herein are a part of this Agreement as if fully set forth herein; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedule by reference to another part of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is intended to qualify another part of the Disclosure Schedule. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Seller contained in this Agreement.

The Parties have caused this Agreement to be executed as of the date first set forth above.

Jazz Pharmaceuticals plc By: /s/ Hugh Kiely Name: Hugh Kiely Title:

[Signature Page to Asset Purchase Agreement]

The Parties have caused this Agreement to be executed as of the date first set forth above.

Axsome Therapeutics, Inc. By: /s/ Herriot Tabuteau, M.D. Name: Herriot Tabuteau, M.D. Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A

Certain Definitions

For purposes of the Agreement:

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller or any of its Affiliates arising from sales of the Specified Product by or on behalf of Seller or its Affiliates prior to the Initial Closing Date or, with respect to sales of the Specified Product in the Ex-U.S. Territory, the Final Closing Date.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

“Agreement” means the Asset Purchase Agreement to which this Exhibit A is attached, including the Disclosure Schedule.

“Allocation” has the meaning set forth in Section 3.2(a).

“Ancillary Agreements” has the meaning set forth in Section 2.3.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable laws that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Arbitration Notice” has the meaning set forth in Section 11.7(a).

“Arbitration Rules” has the meaning set forth in Section 11.7(b)(i).

“Arbitrator” has the meaning set forth in Section 11.7(b)(ii).

“Assumed Ex-U.S. Liabilities” means the following obligations and other liabilities (whether known, unknown, accrued, absolute, matured, unmatured, contingent or otherwise) as they may exist at and/or after the Final Closing:

(a) all obligations and other liabilities of Seller and its Affiliates under or relating to the Specified Ex-U.S. Contracts accruing as of or following the Final Closing, but excluding any liabilities for breaches by Seller or any of its Affiliates of the Specified Ex-U.S. Contracts prior to the Final

Closing; for clarity, with respect to the Specified Ex-U.S. Contracts, obligations for performance or payments to be made after the Final Closing shall not be deemed to have accrued before the Final Closing;

(b) all obligations and other liabilities of Seller and its Affiliates relating to any of the Taxes, charges, fees and expenses with respect to the Specified Ex-U.S. Assets that Purchaser is required to bear and pay pursuant to Section 3.1 and Section 3.2; and

(c) all obligations and other liabilities of Seller and its Affiliates relating to the Specified Ex-U.S. Assets accruing in respect to the period following the Final Closing, including (i) all post-marketing approval studies, commitments and regulatory requirements of the EMA, the MHRA or any other Governmental Entity with respect to the manufacture, distribution, sale, or marketing of the Specified Product in the Ex-U.S. Territory and (ii) all patient savings cards or programs, co-pay coupons or other discount or financial assistance programs for the Specified Product (including any service and subscription costs for administering such programs) and all early access programs for the Specified Product in the Ex-U.S. Territory.

For the avoidance of doubt, Seller shall retain liability for any payment due on account of goods or services delivered to Seller in the Ex-U.S. Territory prior to the Final Closing Date or for payments due for royalties or milestones with respect to Specified Product sold in the Ex-U.S. Territory prior to the Final Closing Date.

“Assumed Initial Liabilities” means the following obligations and other liabilities (whether known, unknown, accrued, absolute, matured, unmatured, contingent or otherwise) as they may exist at and/or after the Initial Closing:

(a) subject to the SK Sublicense, all obligations and other liabilities of Seller and its Affiliates under or relating to the Specified Initial Contracts (including all purchase orders and commitments for advertising on social media or other platforms and all milestone and royalty payments that accrue on or after the Initial Closing under that certain License Agreement dated August 30, 2011 (as amended by that certain First Amendment to License Agreement dated January 11, 2014) (the “SK Agreement”) between Jazz Pharmaceuticals Ireland Limited and SK Biopharmaceuticals Co., Ltd. (“SK”) or under that certain Asset Purchase Agreement dated January 13, 2014 (the “Aerial Agreement”) between Seller and Aerial Biopharma, LLC) accruing as of or following the Initial Closing, but excluding any liabilities for breaches by Seller or any of its Affiliates of the Specified Initial Contracts prior to the Initial Closing; for clarity, with respect to the Specified Initial Contracts, any obligations for performance or payments to be made after the Initial Closing shall not be deemed to have accrued before the Initial Closing;

(b) all obligations and other liabilities of Seller and its Affiliates relating to any of the Taxes, charges, fees and expenses with respect to the Specified Initial Assets that Purchaser is required to bear and pay pursuant to Section 3.1 and Section 3.2;

(c) all obligations and other liabilities of Seller and its Affiliates relating to the Specified Initial Assets or the Specified Product accruing in respect to the period following the Initial Closing (other than with respect to the distribution, sale, or marketing of the Specified Product in the Ex-U.S. Territory until the Final Closing), including (i) all post-marketing approval studies, commitments and regulatory requirements of the FDA or any other Governmental Entity, including pediatric studies and trials and pregnancy and lactation studies in the U.S. Territory, (ii) all pharmacovigilance activities for the Specified Product, (iii) subject to Section 6.14, all patient savings cards or programs, co-pay coupons or other discount or financial assistance programs for the Specified Product (including any service and subscription costs for administering such programs) and all early access programs for the Specified Product in the U.S. Territory and (iv) except as set forth in Section 6.14, all Rebate, administrative and other obligations accruing after Initial Closing to commercial payors under Payor Contracts (including as set forth in any rebate agreement executed by Purchaser and such commercial payors); and

(d) the obligations and other liabilities of Seller and its Affiliates relating to the Specified U.S. Employees as specifically described in Section 6.4 and all obligations and liabilities accruing in respect to the period following the Initial Closing by virtue of any contracts of employment, employment relationships, collective agreements, if any, or enactments or statutory provisions (or orders or regulations made thereunder) in relation to Specified U.S. Employees in force at any time at or following the Initial Closing.

For the avoidance of doubt, Seller shall retain liability for any payment due on account of goods or services delivered to Seller in the U.S. Territory prior to the Initial Closing Date or for payments due for royalties or milestones with respect to Specified Product sold in the U.S. Territory prior to the Initial Closing Date.

“Assumed Liabilities” means the Assumed Initial Liabilities and the Assumed Ex-U.S. Liabilities.

“Auditor” has the meaning set forth in Section 6.18(b).

“Authorization” means any Consent, order, license, permit and other similar authorization of or from (including any applications to) any Governmental Entity, together with any renewals, extensions, or modifications thereof and additions thereto.

“Authorized Generic” means a pharmaceutical product that (i) is sold by or on behalf of Purchaser, its Affiliates or any Licensees, (ii) is sold under, or pursuant to a right of reference to, the Regulatory Approval for a Product, (iii) is sold under a different Trademark than such Product, and (iv) has a National Drug Code (“NDC”) number that differs from the NDC number for such Product (other than on a temporary basis as may be necessary to launch such Product in the applicable market).

“Bankruptcy, Equity and Indemnity Exception” has the meaning set forth in Section 4.3(b).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York, United States of America or in Dublin, Ireland.

“Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.

“Cause” means the occurrence of any one or more of the following: (a) the Specified U.S. Employee’s commission of any felony, or commission of any crime involving Fraud, dishonesty or moral turpitude under the laws of the applicable jurisdiction; (b) the Specified U.S. Employee’s attempted commission of, or participation in, a Fraud or act of dishonesty against Purchaser or any of its Affiliates (for this definition of “Cause”, “Affiliates” to include officers, directors, or employees of Purchaser or its Affiliates); or (c) the Specified U.S. Employee’s gross misconduct.

“CMS” has the meaning set forth in Section 6.15.

“Chargeback” means any chargeback, credit or reimbursement, other than a Rebate, to a Customer with respect to any Specified Product.

“Chargeback Period” has the meaning set forth in Section 6.14(a)(i).

“Claim Notice” has the meaning set forth in Section 10.5(a).

“Claims Data” means longitudinal patient prescription data in the U.S. Territory for a Product collected from an established data provider, including without limitation Symphony, IQVIA, Optum or Truven.

“COBRA” has the meaning set forth in Section 6.4(e).

“Combination Product” means any Product which contains, in addition to the Specified Compound, one or more other therapeutically active ingredients that is not a Specified Compound.

“Commencement Date” has the meaning set forth in the definition of Royalty Term.

“Commercially Reasonable Efforts” means the use of reasonable, diligent, good faith efforts and resources, in an active and ongoing program and in a sustained manner, as normally used by similarly situated pharmaceutical companies of comparable size and resources in the relevant field in connection with the commercialization of products of similar market potential at a similar stage of development or product life, taking into account the product’s safety and efficacy data, product profile, the competitiveness of the relevant marketplace, the intellectual property positions of non-Affiliate third parties, the applicable legal and regulatory situation, the profitability (but not taken into consideration any payment under this Agreement) and commercial viability of the product, pricing/reimbursement for a product in a country (and potential effective thereof on other markets), the likely timing of a product’s entry into relevant markets, the likelihood of Regulatory Approval and all other relevant factors based upon then-prevailing conditions. The use of Commercially Reasonable Efforts by a Party will not guarantee that it will actually accomplish the applicable task or objective.

“Comparable Offer” has the meaning set forth in Section 6.4(a).

“Confidential Information” has the meaning set forth in Section 6.11(b)(iii).

“Confidentiality Agreement” means the Confidentiality Agreement between Jazz Pharmaceuticals plc and Axsome Therapeutics, Inc. dated December 3, 2021.

“Consent” means any consent, approval or waiver.

“Constructive Termination” has the meaning set forth in Section 6.4(e).

“Copyrights” has the meaning set forth in Section 4.3(a)(i).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or any other Legal Requirement, order, directive, guideline or recommendation by any Governmental Entity or public health agency in connection with or in response to COVID-19.

“Current Indication” means any Indication for the Specified Product in the U.S. Territory as of the Initial Closing Date or in the Ex-U.S. Territory as of the Final Closing Date, including use to improve wakefulness in adults with excessive daytime sleepiness in obstructive sleep apnea and excessive daytime sleepiness in narcolepsy.

“Customer” means any third party buyer (individual or entity) or government buyer that, as of the Initial Closing Date, contracts with Seller with respect to the Specified Product or purchases the Specified Product from Seller.

“Damages” means out-of-pocket losses and damages, excluding indirect, consequential, incidental, special and punitive damages; provided, however, that for purposes of computing the amount of Damages incurred by any Person, there will be deducted an amount equal to the sum of the amounts of any insurance proceeds, indemnification payments from third parties, contribution payments and reimbursements actually received by such Person or any of such Person’s Affiliates in connection with such Damages or the circumstances giving rise thereto.

“Disclosing Party” has the meaning set forth in Section 6.11(b)(iii).

“Disclosure Schedule” means the Disclosure Schedule delivered by Seller to Purchaser contemporaneously with the execution and delivery of the Agreement.

“Dispute” has the meaning set forth in Section 11.7(a).

“DOJ” has the meaning set forth in Section 4.6.

“EMA” means the European Medicines Agency.

“End Date” has the meaning set forth in Section 9.1(b).

“Environmental Laws” means all federal, state or local laws (including any statute, rule, regulation, ordinance, code or rule of common law), and all judicial or administrative interpretations thereof, and all decrees, judgments, policies, written guidance or judicial or administrative orders relating to the environment, health, safety or Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, 42

U.S.C. § 9901 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, U.S.C. § 300f et seq., the Occupational Safety and Health Act, 42 U.S.C. § 1801 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and their state counterparts or equivalents, all as amended, and any regulations or rules adopted or promulgated pursuant thereto.

“Environmental Permits” has the meaning set forth in Section 4.4(c).

“European Nation Group” means France, Germany, Italy, Spain and the United Kingdom (including England, Scotland, Wales and Northern Ireland).

“Ex-U.S. Inventory” has the meaning set forth in Section 2.1(b).

“Ex-U.S. Purchase Price” has the meaning set forth in Section 2.2(a).

“Ex-U.S. Territory” means every country in the world other than (a) Korea, Japan, China, Taiwan, Singapore, Indonesia, India, Philippines, Thailand, Malaysia, Vietnam and Hong Kong and (b) the U.S. Territory.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Expiration Date” has the meaning set forth in Section 10.1.

“FDA” has the meaning set forth in Section 4.5(a).

“FDCA” has the meaning set forth in Section 4.5(a).

“Federal Programs” means all federal healthcare programs applicable to any Specified Product, including those administered by the Centers for Medicare & Medicaid Services, the United States Department of Defense, the Health Resources and Services Administration’s Office of Pharmacy Affairs and the VA’s National Acquisition Center.

“Final Closing” has the meaning set forth in Section 2.4.

“Final Closing Date” has the meaning set forth in Section 2.4.

“Final Purchase Price” means the total of (a) the Initial Purchase Price, (b) the assumption of the Assumed Liabilities, (c) the Ex-U.S. Purchase Price, (d) the assumption of the Assumed Ex-U.S. Liabilities and (e) the Royalty Payments.

“Financial Information” has the meaning set forth in Section 4.8(a).

“Financial Statement Date” has the meaning set forth in Section 4.8(b).

“Financing” has the meaning set forth in Section 5.4.

“First Commercial Sale” means, on a Product-by-Product and country-by-country basis, the first sale of such Product in such country to an unaffiliated third party for end use after Regulatory Approval has been granted with respect to such Product in such country.

“Fraud” has the meaning set forth in Section 10.4(c).

“FSS” means Federal Supply Schedule.

“FTC” has the meaning set forth in Section 4.6.

“Future Indication” means an Indication other than a Current Indication.

“GAAP” means generally accepted accounting principles, as in effect from time to time.

“Generic Equivalent” means, with respect to a Product, a product that is (a) a drug product that contains the same Specified Compound as the Specified Compound included in such Product and has obtained marketing authorization by the FDA (or its foreign equivalents in the applicable country) pursuant to Sections 505(b)(2) or 505(j) of the Food Drug and Cosmetics Act (or their foreign equivalents in the applicable country) that relied in whole or in part on a reference to an NDA (or its foreign equivalents in the applicable country) held by Purchaser or its Affiliates, or its or their respective licensees or sublicensees, for such Product, where such reference was not authorized or otherwise granted by Purchaser or its Affiliates, or its or their respective licensees or sublicensees, and (b) not an Authorized Generic of such Product.

“Governmental Entity” means any federal, state, provincial, local, foreign or supranational (a) government; (b) court of competent jurisdiction; (c) governmental official agency, arbitrator, authority or instrumentality; (d) department, commission, board or bureau; or (e) regulatory body, including the FDA, and the United States Drug Enforcement Administration.

“Governmental Patent Authority” has the meaning set forth in Section 2.3(d).

“Hazardous Substance” means any: contaminant or pollutant; toxic, radioactive or hazardous waste, chemical, substance, material or constituent; asbestos; polychlorinated byphenyls (PCBs); paint containing lead or mercury; fixtures containing mercury or urea formaldehyde; natural or liquefied gas; flammable, explosive, corrosive, radioactive, medical and infectious waste; and oil or other petroleum product, all as defined in Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Indication” means a disease or medical condition for which a Product (including the Specified Product) is directed, with the aim of receiving Regulatory Approval, or for which it has received Regulatory Approval, for the treatment, prevention, mitigation or cure of such disease or medical condition; provided that (i) an “Indication” is only distinct from another “Indication” if the diseases or medical conditions associated with such Indications are listed in two different blocks of the ICD-10 and (ii) Regulatory Approval or designation as a new line of treatment within a disease or medical condition, expansion of the treatment group within a disease or medical condition (including approval of pediatric use), or change in dose or formulation within a disease or medical condition shall not constitute a separate “Indication”.

“Initial Ancillary Agreements” has the meaning set forth in Section 1.5.

“Initial Closing” has the meaning set forth in Section 1.6.

“Initial Closing Date” has the meaning set forth in Section 1.6.

“Initial Purchase Price” has the meaning set forth in Section 1.3(a).

“In-Licensed Rights” has the meaning set forth in Section 4.3(c).

“IP Rights” has the meaning set forth in Section 4.3(a)(ii).

“Knowledge of Seller” means the actual knowledge of each of George Eliades, Chris Dougherty, Ernie Ross and PJ Honerkamp, following each such individual’s reasonable inquiry related to the subject matter in question.

“Labeling” has the meaning under Section 201(m) of the FDCA (21 U.S.C. § 321(m)) and other comparable foreign Legal Requirement relating to the subject matter thereof, including the applicable Specified Product’s label, packaging and package inserts accompanying such Specified Product, and any other written, printed, or graphic materials accompanying such Specified Product, including patient instructions or patient indication guides.

“Later Discovered Contract” has the meaning set forth in Section 2.5.

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Legal Requirement” means any constitution, act, statute, law (including common law), ordinance, order, treaty, rule or regulation of any Governmental Entity.

“Licensee” means a third party to whom Purchaser or an Affiliate of Purchaser directly or indirectly grants a license or other right to use, import, promote, offer for sale, sell, have sold, and/or otherwise commercialize any Product, beyond the mere right to purchase Products from Purchaser and its Affiliates. For clarity, “Licensee” excludes wholesalers and distributors that purchase the Product from Purchaser or an Affiliate of Purchaser in finished package form (ready for use by the ultimate consumer) at fair market value for resale and/or distribution, but do not otherwise make any royalty payment, or give any other consideration (in whatever form, including barter of property, lump sums payments, marketing, distribution, option or milestone payments, or any premium/discount paid over fair market value for securities), to Purchaser or an Affiliate of Purchaser, directly or indirectly, with respect to the Product or the intellectual property rights controlled by Purchaser or an Affiliate of Purchaser with respect to such Product.

“Lien” means any lien, pledge, claim, charge, mortgage, encumbrance, or other security interest of any kind, whether arising by contract or by operation of applicable Legal Requirement.

“Loan Agreement” has the meaning set forth in Section 5.4.

“Master VA Agreement” means an agreement between Seller or its Affiliates and the VA to implement the provisions of the VHCA.

“Matter” means any claim, demand, Dispute, action, suit, arbitration, proceeding, investigation or other similar matter.

“Medicaid Part D Period” has the meaning set forth in Section 6.16(d).

“Medicaid Rebates” has the meaning set forth in Section 6.16(b).

“MHRA” means the United Kingdom’s Medicines and Healthcare Products Regulatory Agency.

“Mingled Books and Records” has the meaning set forth in Section 1.1(j).

“NDC” means National Drug Code.

“Net Sales” means the gross amounts invoiced by or on behalf of Purchaser, its Affiliate or any Licensee (the “Selling Person”) for the sales of Products in the U.S. Territory following the Initial Closing to unaffiliated third parties in bona fide, arms-length transactions, less the following amounts actually paid or accrued by such Selling Person with respect to the sale of such Products, to the extent not already reflected or deducted: (a) trade, cash, prompt pay or quantity discounts, coupons, co-pays, allowances, adjustments and rejections, (b) credits, refunds, rebates, chargebacks, recalls and returns, (c) price reductions or Rebates imposed by or granted to a Governmental Entity, (d) price reductions or rebates accorded to managed care systems (that is, systems that integrate the financing and delivery of healthcare services to covered members, including but not limited to, pharmacy benefit managers (PBMs), prescription drug plans (PDPs), health maintenance organizations (HMOs), preferred provider organizations (PPOs), independent practice associations (IPAs) and other similar healthcare organizations), insurers and group purchasing organizations, (e) sales, excise, turnover, value-added tax (except to the extent that the net value-added tax amounts collected by such Selling Person exceed the net value-added tax paid to a taxing authority ) and similar Taxes, duties, tariffs, mandated contributions or other governmental charges assessed on the royalty-bearing sale of such Product, but not including any income Tax or franchise Tax of any kind, (f) the actual amount of any write-offs for bad debt (provided that any amount subsequently recovered will be treated as Net Sales), (g) distributor, wholesaler and dispensing fees, and (h) transportation, importation, shipping, insurance and other handling expenses; in each case as calculated in accordance with GAAP or such other accounting principles as such Selling Person shall apply on a consistent basis.

The supply of Products without cost or receipt of other consideration in excess of the cost of goods (1) under early access, compassionate use, named patient, indigent access, patient assistance or other reduced pricing programs, (2) for manufacturing purposes, (3) as commercial samples, (4) as charitable donations, or (5) for use in clinical studies shall be excluded from the computation of Net Sales. Sales to wholesalers and other distributors shall be considered bona fide, arms-length transactions to third parties to the extent that each such distributor purchases such Product from the Selling Person in finished package form (ready for use by the ultimate consumer) at fair market value for resale and/or distribution, but does not otherwise make any royalty payment, or give any other consideration (in whatever form, including barter of property, lump sums payments, marketing, distribution, option or milestone payments, or any premium/discount paid over fair market value for securities), to the Selling Person, directly or indirectly, with respect to the Product or the intellectual property rights controlled by the Selling Person with respect to such Product.

Net Sales with respect to sales in non-arms-length transactions will be computed at the average price of bona fide, arms-length sales by all Selling Persons to third parties during the preceding three (3)-month period; or, if no bona fide, arms-length sale to a third party has yet occurred, at the non-discounted list price for the Product sold directly by Selling Persons to end users. In the event that no list price has been established, the price will be set at the fair market value of such Product.

Net Sales for a Combination Product in a country shall be calculated as follows:

(i) If the Product and the other therapeutically active ingredient(s) (the “Other Product(s)”) each are sold separately in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the public or list price in such country of the Product sold separately in the same formulation and dosage, and B is the (sum of the) public or list price(s) in such country of the Other Product(s) sold separately in the same formulation and dosage, during the applicable calendar year;

(ii) If the Product is sold independently of the Other Product(s) in such country, but the public or list price of the Other Product(s) cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction A/C, where A is the public or list price in such country of such Product sold independently and C is the public or list price in such country of the Combination Product; and

(iii) If the Other Product(s) are sold independently of the Product therein in such country, but the public or list price of such Product cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction [1-B/C], where B is the (sum of the) public or list price(s) in such country of the Other Product(s) and C is the public or list price in such country of the Combination Product.

“Other Products” has the meaning set forth in the definition of Net Sales.

“Parties” has the meaning set forth in the preamble of this Agreement.

“Patent Files” means, with regard to Patent Rights included the Specified IP Rights, the file histories for such Patent Rights in the physical possession of or under the control of Seller and its Specified Affiliates as of the Initial Closing Date.

“Patent Rights” has the meaning set forth in Section 4.3(a)(iii).

“Payor Contracts” has the meaning set forth in Section 6.14(b).

“Permitted Liens” has the meaning set forth in Section 4.2.

“Person” means any individual, corporation, general partnership, limited partnership, limited liability company, trust, association, firm, organization, company, business, entity, union, society or Governmental Entity.

“Pharmacy Claim Payment Date” means the date on which a pharmacy or other entity dispenses Specified Product as reflected on Rebate claim utilization data.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Price Calculations” means with respect to Specified Product bearing Seller’s or Seller Affiliate’s NDC, on an NDC by NDC basis: (a) the “best price” for such Specified Product, (b) the “average manufacturer price” (“AMP”) and AMP-eligible units (“AMP units”) for such Specified Product, (c) the Medicaid “unit rebate amount” for such Specified Product, (d) the 340B “ceiling price” for such Specified Product, (d) the “nominal price” sales of such Specified Product in number of units, (e) the “customary prompt pay discounts” for such Specified Product, and (f) whether such Specified Product is a “line extension and (f) the “non-federal average manufacturer price” for such Specified Product.

“Product” means any pharmaceutical product containing or comprising a Specified Compound, including the Specified Product.

“Product Rights” means any and all rights to develop, seek Regulatory Approval for, manufacture and/or commercialize a Product.

“Product Transfer” means any transfer, by Purchaser or an Affiliate of Purchaser, of all or substantially all of Purchaser’s and its respective Affiliates’ Product Rights to any Person that is a non-Affiliate third party of Purchaser (a “Product Transferee”), through one or more transactions or a series of transactions, whether by sale, assignment, license or any other grant or transfer of right, but excluding acquisitions resulting from (a) sales of units of any Product in the ordinary course of business or (b) the occurrence of any of the following: (i) the acquisition by an individual, entity, group or any other person of beneficial ownership of more than fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of Purchaser or (y) the combined voting power of the election of directors for Purchaser; and/or (ii) the sale of substantially all of Purchaser's assets or a merger or sale of stock wherein the holders of Purchaser's capital stock immediately prior to such sale do not hold at least a majority of the outstanding capital stock of Purchaser or its successor immediately following such sale; and/or (iii) Purchaser’s shareholders approve and complete any plan or proposal for the liquidation or dissolution of Purchaser.

“Product Transferee” has the meaning set forth in the definition of Product Transfer.

“Purchaser” has the meaning set forth in the preamble of this Agreement

“Purchaser Confidential Information” has the meaning set forth in Section 6.11(b)(i).

“Purchaser Indemnified Party” has the meaning set forth in Section 10.2.

“Purchaser NDCs” has the meaning set forth in Section 6.13(a).

“Purchaser Permitted Purpose” has the meaning set forth in Section 6.11(b)(ii).

“Rebate” means any rebate, price reduction, co-pay coupon or payment to a Customer or, in the case of a co-pay coupon, to a dispensing pharmacy, based upon the purchase or use of any Specified Product.

“Rebate Period” has the meaning set forth in Section 6.14(a)(i).

“Receiving Party” has the meaning set forth in Section 6.11(b)(iii).

“Regulatory Approval” means, with respect to any Product in any country, the approval, license or authorization of the applicable Governmental Entit(ies) necessary for the marketing and sale of such Product in such country.

“Response” has the meaning set forth in Section 11.7(a).

“Returns” means any return of Specified Products bearing Seller’s or Seller Affiliate’s NDC in accordance with Seller’s return policy.

“Return Period” has the meaning set forth in Section 6.14(a)(i).

“Royalty Payments” has the meaning set forth in Section 1.1(c).

“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period (a) commencing on the later of (i) the date of the First Commercial Sale of such Product in such country or (ii) the Initial Closing Date (such later date, the “Commencement Date”) and (b) ending on the latest to occur of: (i) the expiration of the last-to-expire Valid Claim of any Patent Right in such country that (A) is included in the Specified IP Rights, (B) claims priority to or issues from any Patent Right that is included in the Specified IP Rights, or (C) is filed by or on behalf of Purchaser after the Initial Closing Date and covers the manufacture, use, sale, offer for sale, or importation of such Product, (ii) the end of the regulatory exclusivity for such Product in such country; or (ii) twelve (12) years after the Commencement Date for such Product in such country.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Confidential Information” has the meaning set forth in Section 6.11(b)(ii).

“Seller’s Fundamental Representations and Warranties” collectively or individually, as appropriate, the representations and warranties made by the Seller in Sections 4.2 (Title to Assets), 4.11 (Authority), and 4.13 (Brokers).

“Seller Indemnified Party” has the meaning set forth in Section 10.3.

“Seller Permitted Purpose” has the meaning set forth in Section 6.11(b)(i).

“Selling Person” has the meaning set forth in the definition of Net Sales.

“Severance Obligations” shall mean any statutory, contractual, common law or other severance, incentive or redundancy payments or other separation benefits, whether pursuant to applicable Legal Requirements, any applicable plan or policy, any applicable individual employment or settlement agreement or arrangement, or otherwise and the employer portion of any Taxes payable in connection therewith.

“Specified Affiliate” means any Affiliate of Seller that owns or has any other rights to any Specified Asset.

“Specified Assets” means the Specified Initial Assets and the Specified Ex-U.S. Assets.

“Specified Authorizations” means the Specified Initial Authorizations and the Specified Ex-U.S. Authorizations.

“Specified Books and Records” has the meaning set forth in Section 1.1(j).

“Specified Business” means the current business of Seller and its Affiliates with respect to the Specified Product.

“Specified Compound” means: (a) the compound 2-amino-3-phenylpropylcarbamate hydrochloride, which has the generic name “solriamfetol”, or (b) any salt, free acid or base, crystal, co-crystal, hydrate, anhydrous form, solvate, ester, polymorph, isomer, regioisomer or stereoisomer (including enantiomer and diastereoisomer) of the compound described in clause (a).

“Specified Contracts” means the Specified Initial Contracts and the Specified Ex-U.S. Contracts.

“Specified Employees” means the Specified EU Employees and the Specified U.S. Employees.

“Specified EU Employees” means the employees of Seller or an Affiliate of Seller who are assigned to the Specified Business and whose principal place of work is located in the United Kingdom or the European Union.

“Specified Ex-U.S. Authorizations” has the meaning set forth in Section 2.1(c).

“Specified Ex-U.S. Assets” has the meaning set forth in Section 2.1.

“Specified Ex-U.S. Contracts” has the meaning set forth in Section 2.1(a).

“Specified Ex-U.S. IP Rights” has the meaning set forth in Section 4.3(a)(iv).

“Specified Initial Assets” has the meaning set forth in Section 1.1.

“Specified Initial Authorizations” has the meaning set forth in Section 1.1(e).

“Specified Initial Contracts” has the meaning set forth in Section 1.1(b).

“Specified Inventory” has the meaning set forth in Section 1.1.1.

“Specified IP Rights” has the meaning set forth in Section 4.3(a)(v).

“Specified Product” has the meaning set forth in Section 1.1.

“Specified Product Material Adverse Effect” means any change that has a material adverse effect on the Specified Assets taken as a whole, except for any such changes resulting from (and such changes shall not be taken into account when determining whether a Specified Product Material Adverse Effect has occurred): (a) changes arising from or relating to the announcement or pendency of the transactions contemplated by the Agreement; (b) changes in the industries in which Seller operates or in the U.S. or global economy as a whole; (c) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, the COVID-19 pandemic or any other endemic or pandemic, weather conditions or other force majeure events); (d) changes or prospective changes in Legal Requirements or GAAP (or any interpretations of such Legal Requirements or GAAP) applicable to the Specified Assets; (e) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself; (f) the taking of any action expressly required to be taken pursuant to this Agreement; (g) any of the items identified in the Disclosure Schedule; (h) changes with respect to pricing, coding, coverage or reimbursement by any insurance provider or other commercial entity or any governmental payor whether stemming from United States healthcare initiatives or otherwise; (i) the public announcement of the execution or delivery of the Agreement or the pendency of the transactions contemplated by this Agreement or any resulting negative relationship in Seller’s or any of the Specified Affiliates’ relationships with any of its customers, suppliers, distributors or other business partners; (j) changes in the composition, number or identity of the Specified U.S. Employees or Specified EU Employees; (k) seasonal fluctuations affecting the Specified Business; (l) the bankruptcy, insolvency or other financial distress of any customer, supplier or collaboration partner; (m) any manufacturing defects, delays, or shutdowns, including stockouts, that affect the supplies of the Specified Business; or (n) any changes with respect to or resulting from the termination of the employment of the Specified EU Employees pursuant to the terms of this Agreement.

“Specified U.S. IP Rights” has the meaning set forth in Section 4.3(a)(vi).

“Specified U.S. Employees” means the employees of Seller or an Affiliate of Seller who are listed on Schedule 6.4.

“Tax” or “Taxes” means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, whether disputed or not, imposed by any Governmental Entity or taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, escheat or unclaimed property, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; (ii) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to the foregoing; and (iii) any liabilities for items described in (i) or (ii), whether as a primary obligor or as a result of being a transferee (within the meaning of Section 6901 of the Internal Revenue Code of 1986, as amended, or any other applicable law) or successor of another Person, as a result of being a member of an affiliated, consolidated, unitary or combined group, pursuant to any law, by contract or otherwise.

“Territory” means the U.S. Territory and the Ex-U.S. Territory.

“third party” means any Person that is not a Party to this Agreement.

“Trade Secrets” has the meaning set forth in Section 4.3(a)(vii).

“Trademark Rights” has the meaning set forth in Section 4.3(a)(viii).

“Transition Inventory” has the meaning set forth in Section 6.13(b).

“Tricare Rebate” means a Rebate to Tricare Management Activity, a component of the Military Health System.

“Tricare Rebate Transition Date” has the meaning set forth in Section 6.16(d).

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2003 or predecessor or amending legislation thereto.

“U.S. Territory” means the United States of America, including all of its territories.

“VA” means the United States Department of Veterans Affairs.

“Valid Claim” means (a) a claim of an issued and unexpired Patent Right that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other Governmental Entity of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise, or (b) a claim of a pending patent application that has not been cancelled, withdrawn, abandoned, or finally rejected by an administrative agency action from which no appeal can be taken and that has not been pending for more than seven (7) years.

“VAT” means the value added tax as provided for in and appropriately charged in accordance with the VAT Act and legislation (whether delegated or otherwise) supplemental thereto or in any primary or subordinate legislation promulgated by the European Union and any tax similar or equivalent to value added tax imposed by any country other than Ireland and any similar or turnover tax replacing or introduced in addition to any of the same.

“VAT Act” means the Value-Added Tax Consolidation Act 2010 and all associated regulations.

“VHCA” means the Veterans Health Care Act.

“Willful Breach” means a breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing Party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such Party’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

Exhibit B-1

Form of Assumption Agreement (Initial Closing)

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Exhibit B-2

Form of Assumption Agreement (Final Closing)

[***]

Exhibit C-1

Form of Bill of Sale (Initial Closing)

[***]

Exhibit C-2

Form of Bill of Sale (Final Closing)

[***]

Exhibit D-1

Form of Patent and Trademark Assignment Agreements (Initial Closing)

[***]

Exhibit D-2

Form of Patent and Trademark Assignment Agreements (Initial Closing)

[***]

Exhibit E-1

Form of Transition Services Agreement (US)

[***]

Exhibit E-2

Form of Transition Services Agreement (EU)

[***]

Exhibit F

Form of Safety Data Exchange Agreement

[***]

Exhibit G

Form of SK Sublicense Agreement

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Schedule 1.1

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Schedule 1.1(b)

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Schedule 1.1(d)

[***]

Schedule 1.2

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Schedule 2.1(a)

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Schedule 2.1(c)

[***]

Schedule 3.2(a)

[***]

Schedule 6.4

[***]

Schedule 6.14(b)

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